Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Dyno Nobel Louisiana Ammonia, LLC

as Seller,

CF Industries East Point, LLC

as Purchaser,

and

solely for purposes of Article X,

Incitec Pivot Limited

and

CF Industries Holdings, Inc.

Dated as of March 20, 2023

TABLE OF CONTENTS

ii

iii

SCHEDULES

Schedule I	Purchased Contracts
Part A	Joint Facility Agreements
Part B	Offtake Agreements
Part C	Other Business Agreements
Part D	Real Property Agreements
Schedule II	Purchased Assets, Machinery and Equipment
Schedule III	Transferred Permits
Schedule IV	[Reserved]
Schedule V	Excluded Assets and Excluded Liabilities
Part A	Excluded Assets
Part B	Excluded Liabilities
Schedule VI	Accounting Principles
Part A	Accounting Principles
Part B	Net Working Capital
Part C	Illustrative Calculation
Schedule VII	Closing Credit Calculation

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EXHIBITS

Exhibit A	Form of Supply Agreement
Exhibit B	TSA Term Sheet
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Lease Assignment
Exhibit E	Form of Title Affidavit
Exhibit F	Form of Estoppel
Exhibit G	Capex Budget

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into effective as of March 20, 2023, by and among Dyno Nobel Louisiana Ammonia, LLC, a Delaware limited liability company (“Seller”), CF Industries East Point, LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of Article X, Incitec Pivot Limited, an Australia public company limited by shares (“Seller’s Guarantor”), and CF Industries Holdings, Inc., a Delaware corporation (“Purchaser’s Guarantor”). Seller, Purchaser and, solely for purposes of Article X, Seller’s Guarantor and Purchaser’s Guarantor are also each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.            Seller operates an ammonia manufacturing facility, as generally described in Section 1.1-A of Seller’s Disclosure Schedule (the “Facility”).

B.            Purchaser and Seller desire for Purchaser to purchase, and Seller to sell and cause to be sold to Purchaser, the ammonia manufacturing business of Seller and its Affiliates conducted at the Facility (the “Business”).

C.            The Parties have determined to set forth in this Agreement the terms and conditions of their agreements regarding the foregoing.

AGREEMENTS

For and in consideration of the Recitals set forth above, the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

Article I.
DEFINITIONS; USAGE

Section 1.1            Definitions Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the following which shall apply in descending precedence:

(a)            the adjustments, principles and methodologies set forth on Schedule VI Part A;

(b)            the principles, policies, procedures, methodologies, categorizations and estimation techniques used in the Financial Statements dated September 30, 2022; and

(c)            to the extent not addressed in the foregoing clauses (a) and (b), the Accounting Standards.

“Accounting Standards” means the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB) in effect from time to time applied consistently throughout the periods involved.

“Adverse Site Event” has the meaning given to it in Section 5.8(c) of this Agreement.

“Adjustment Amount” means an amount (which may be positive or negative), without duplication, equal to (a) (i) the Net Working Capital minus (ii) the Net Working Capital Target minus (b) any downward adjustments in respect of a casualty to the extent applicable pursuant to Section 5.8 minus (c) $425,000,000 minus (d) the Applicable Capex Shortfall minus (e) the Applicable Turnaround Shortfall plus (f) the CCS Capex Adjustment minus (g) if the Closing occurs after March 31, 2024, the Closing Credit.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Asset Purchase Agreement by and among the Parties, including all Exhibits and Schedules hereto (including Seller’s Disclosure Schedule and Purchaser’s Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Allocation” has the meaning given to it in Section 2.4(a) of this Agreement.

“Ammonia Inventory” means all anhydrous ammonia located at the Facility.

“Antitrust Law” means any Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition, including the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914 and the Federal Trade Commission Act of 1914, in each case, as amended and other competition or antitrust Laws of any jurisdiction.

“Applicable Capex Shortfall” means an amount equal to (a) the applicable Budgeted Capex Amount for the applicable Specified Fiscal Year in which the Closing occurs minus (b) the amount equal to the total aggregate capital expenditures at the Facility paid in cash (for the avoidance of doubt, including any capital expenditures related to internal labor and internal charges, in each case, directly related to the applicable capital project and excluding any capital related to interest and the next turnaround pertaining to the Facility) by the Seller from and after October 1, 2022 and prior to the Closing; provided that the Applicable Capex Shortfall may not be less than zero.

“Applicable Turnaround Shortfall” means an amount equal to (a) the applicable Turnaround Budgeted Capex Amount minus (b) the amount equal to the total aggregate capital expenditures at the Facility paid in cash (for the avoidance of doubt, including any capital expenditures related to internal labor and internal charges, in each case, directly related to the turnaround and excluding any capital related to interest and non-turnaround capital projects) by Seller from and after the date of this Agreement and prior to Closing with respect to the next turnaround pertaining to the Facility; provided that the Applicable Turnaround Shortfall may not be less than zero.

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“Approved Estoppel” has the meaning given to it in Section 6.2(f) of this Agreement.

“Assignment Agreement” has the meaning given to it in Section 2.5(a)(ii) of this Agreement.

“Assumed Liabilities” has the meaning given to it in Section 2.1(c) of this Agreement.

“Balance Sheet Date” has the meaning given to it in Section 3.6(a) of this Agreement.

“Base Purchase Price” means $1,675,000,000.00.

“Books and Records” means all books, records, Tax records (including Tax Returns and Tax work papers) with respect to the Purchased Assets, the Business or the Assumed Liabilities, files, documents, instruments, papers, correspondence, journals, deeds, licenses, employee records (including those regarding skill and development training, seniority histories, disciplinary histories, salary and benefit information, Occupational, Safety and Health Administration reports and records, and active medical restriction forms) (collectively, “Employee Information”), supplier, contractor and subcontractor lists, supplier design interface information, computer files and programs, retrieval programs, environmental studies, environmental reports, construction reports, annual operating plans, monthly operating reports, accounting records, operating logs, operations and maintenance records, purchase orders, sales records, supplier files, safety and maintenance manuals, incident reports, injury reports, engineering design plans, blue prints and as-built plans, records drawings, drawings, specifications, test reports, quality documentation and reports, hazardous waste disposal records, procedures and similar items to the extent relating primarily to the Facility or the Business (but excluding any files, records, information or data to the extent pertaining to the Excluded Assets).

“Budgeted Capex Amount” means a dollar amount equal to:

(a) if the Closing occurs in the Specified Fiscal Year ended September 30, 2023, (i) $25 million multiplied by (ii) the ratio of (A) the number of days between October 1, 2022 and the date the Closing occurs over (B) 365;

(b) if the Closing occurs in the Specified Fiscal Year ended September 30, 2024, (i) $25 million plus (ii) (A) $16 million multiplied by (B) the ratio of (1) the number of days between October 1, 2023 and the date the Closing occurs over (2) 365; and

(c) if the Closing occurs in the Specified Fiscal Year ended September 30, 2025, (i) $41 million plus (ii) (A) $8 million multiplied by (B) the ratio of (1) the number of days between October 1, 2024 and the date the Closing occurs over (2) 365.

“Business” has the meaning given to it in the Recitals set forth in this Agreement.

“Business Day” means any day except Saturday, Sunday or a weekday that banks in New York, New York are not open for the transaction of normal banking business.

“Cap” has the meaning given to it in Section 8.2(b)(ii) of this Agreement.

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“Capex Budget” has the meaning given to it in Section 5.2(b)(xiv) of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and the Consolidated Appropriations Act, 2021, together with any other presidential memorandum or executive order relating to COVID-19 or any similar or successor Law.

“Cash” means all cash and cash equivalents, including restricted cash and checks received and not yet deposited (but shall not include drafts, prepayments or other similar items).

“Casualty Loss” has the meaning given to it in Section 5.8(a) of this Agreement.

“CCS Capex Adjustment” means an amount equal to the total aggregate expenditures for capital equipment at the Facility paid in cash (for the avoidance of doubt, excluding any capital expenditures related to internal labor, interest or other internal charges) by the Seller after the date of this Agreement and prior to the Closing with respect to CCS Projects approved by Purchaser in accordance with Section 5.2(b)(xiv).

“CCS Projects” has the meaning given to it in Section 3.15(a)(xv) of this Agreement.

“Closing” has the meaning given to it in Section 2.5 of this Agreement.

“Closing Credit” means, only if a positive number (i.e., if it is not a positive number, the Closing Credit shall be deemed to be zero), an amount equal to 70% of the earnings before interest and taxes of the Business for the period between March 31, 2024 and the Closing, calculated in a manner consistent with Schedule VII.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” means a written statement delivered by Purchaser setting forth Purchaser’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning given to it in Section 3.15(a)(ix) of this Agreement.

“Competing Transaction” has the meaning given to it in Section 5.9 of this Agreement.

“Confidential Business Information” has the meaning given to it in Section 5.3(b) of this Agreement.

“Confidentiality Agreement” has the meaning given to it in Section 5.3(a) of this Agreement.

“Consent” has the meaning given to it in Section 5.1(a) of this Agreement.

“Contract” means any oral or written agreement, undertaking, obligation, note, bond, debenture, mortgage, deed of trust, indenture, arrangement, guarantee, indemnity, commitment, instrument, license, sublicense, lease, sublease, concession, sales and purchase order, or other legally binding contract, together with all related amendments, modifications, extensions, supplements, waivers, guarantees and consents.

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“Control” of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, workforce reduction, sequester or similar Law, or other directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“Deductible” has the meaning given to it in Section 8.2(b)(i) of this Agreement.

“De Minimis Threshold” has the meaning given to it in Section 8.2(b)(i) of this Agreement.

“Disputed Items” has the meaning given to it in Section 2.3(d) of this Agreement.

“DPA” has the meaning given to it in Section 4.7 of this Agreement.

“Easements” means those certain easements and servitudes granted pursuant to the Ground Lease.

“Employee Benefit Plan” shall mean each “employee pension benefit plan” and “employee benefit plan” as defined respectively in Sections 3(2) and 3(3) of ERISA (whether or not such plan is subject to ERISA), and each other material employment, pension, profit sharing, retirement, savings, post-employment or retirement, equity, equity-based, incentive or deferred compensation, bonus, commission, vacation, paid time off, fringe, employment, severance, separation, termination, change in control, retention, welfare, disability, hospitalization, medical insurance or other employee benefit plan, program, policy, agreement or arrangement (whether funded or unfunded, fully insured or self-insured, registered or unregistered), if any, which is or has been sponsored, maintained, contributed to or is required to be contributed to by Seller or any ERISA Affiliate for the benefit of any Facility Employee or any spouse or dependent thereof, or under which Seller or any of its ERISA Affiliates has any actual or contingent Liability.

“Employment Liabilities” means all Liabilities for or relating to employee compensation or benefits, employment practices or employment laws, regulations, or standards or any violations or breaches of the foregoing.

“Employee Information” has the meaning given to it in the definition of Books and Records.

“Environmental Law” means all Laws relating to pollution, human health or safety (as it relates to the handling of, or exposure to, Hazardous Materials), or protection of the environment, natural resources or threatened, endangered or special status species, including Laws relating to the exposure to, or Release, threatened Release or presence of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, import, registration, labeling, use, treatment, storage, transport, disposal or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with Seller, would be deemed a single employer within the meaning of Code Section 414 or ERISA Section 4001(b).

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Closing Statement, as may be revised in accordance with Section 2.3(a).

“Estimated Closing Statement” means a written statement delivered by Seller setting forth Seller’s good faith estimate of the Adjustment Amount determined as of 11:59 p.m. Central Time on the day immediately preceding the Closing Date, together with reasonably detailed calculations and reasonable supporting documentation.

“Estoppel” has the meaning given to it in Section 6.2(f) of this Agreement.

“Excess Payment” has the meaning given to it in Section 2.3(f)(i) of this Agreement.

“Excluded Assets” has the meaning given to it in Section 2.1(b) of this Agreement.

“Excluded Liabilities” has the meaning given to it in Section 2.1(d) of this Agreement.

“Excluded Taxes” means any (a) Taxes attributable to, imposed on or payable by Seller or its Affiliates for any taxable period (including, for the avoidance of doubt, any Taxes required to be deducted or withheld under Section 2.7), other than Taxes that are not allocated to the Pre-Closing Tax Period pursuant to Section 9.2; (b) Taxes imposed on or with respect to the Purchased Assets or the Assumed Liabilities or arising out of the conduct of the Business by Seller or its Affiliates for any Pre-Closing Tax Period; (c) Taxes imposed on or with respect to the Excluded Assets or the Excluded Liabilities for any taxable period; (d) Liability of Purchaser or any of its Affiliates for (i) any Taxes as a transferee or successor to Seller or its Affiliates or (ii) any Taxes of any other Person pursuant to any Contract entered into by Seller or its Affiliates prior to the Closing, other than Taxes of another Person owed pursuant to a Contract that constitutes a Purchased Asset or an Assumed Liability or that is entered into in the ordinary course of business consistent with past practice, the purpose of which is not primarily related to Taxes; (e) Periodic Taxes allocated to the Pre-Closing Tax Period pursuant to Section 9.2; and (f) Transfer Taxes for which Seller is responsible pursuant to Section 9.1; provided, however, that in each case, no such Tax will constitute an “Excluded Tax” to the extent such Tax was included as a liability in determining Net Working Capital.

“Facility” has the meaning given to it in the Recitals set forth in this Agreement.

“Facility Employee” means each employee of Seller or any of its Affiliates who is primarily engaged in the Business conducted by Seller and its Affiliates and each employee hired or transferred into the Business between the date hereof and the Closing to replace a departing employee; provided, however, that the Parties may mutually agree in writing between the date hereof and Closing to exclude certain of such individuals from being considered Facility Employees. Notwithstanding anything to the contrary in this Agreement, the individuals set forth on Section 1.1-E of the Seller’s Disclosure Schedule shall not be treated as Facility Employees for purposes hereof.

“Facility Lease” means that certain lease agreement described in Section 1.1-B of Seller’s Disclosure Schedule.

“Facility Permits” has the meaning given to it in Section 3.16(a) of this Agreement.

“Final Closing Statement” has the meaning given to it in Section 2.3(d) of this Agreement.

“Financial Statements” has the meaning given to it in Section 3.6(a) of this Agreement.

“Fraud” means a knowing misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representations or warranty by the Party in Article III or Article IV of this Agreement (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement, and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligence, negligent misrepresentation or recklessness); provided, that Fraud shall be deemed to exist with respect to Seller only if any of the individuals listed on Section 1.1-F of Seller’s Disclosure Schedule had actual conscious awareness (as opposed to imputed, implied, or constructive knowledge, and after reasonable inquiry) of such misrepresentation of a fact or concealment of a fact.

“FTC” has the meaning given it in Section 6.2(h).

“Governmental Authority” means any national, federal, provincial, municipal, state or local government or governmental entity (or political subdivision thereof), authority or agency, executive, court or tribunal of competent jurisdiction, regulatory commission or other body, department, board, or bureau, whether legislative, judicial or executive (or a combination or permutation thereof) in the United States of America or abroad.

“Ground Lease” means that certain lease agreement described in Section 2.5(a)(iv) of Seller’s Disclosure Schedule.

“Guarantors” means Seller’s Guarantor and Purchaser’s Guarantor.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, radon, asbestos or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, polychlorinated biphenyls or per-or polyfluoroalkyl substances, or (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, or wastes that are defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Improvements” means all buildings, offices, plants, facilities, fixtures and other structures and improvements located on the Leased Real Property and leased or occupied by Seller or any of its Affiliates (including the Facility).

“Inactive Employee” has the meaning given to it in Section 5.12(b) of this Agreement.

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing described in clauses (a) and (b), (d) any obligations in respect of any swap, collar, cap, hedge or similar Contracts, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities (other than trade payables) in each case solely to the extent drawn, funded or called, (f) all lease obligations under the Accounting Standards, (g) obligations issued or assumed as the deferred purchase price of, or contingent payment for, property, goods or services, including any deferred acquisition purchase price, and (h) any guaranty of any of the foregoing.

“Indemnified Party” means any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller pursuant to Section 8.2 or Purchaser pursuant to Section 8.3, as the case may be.

“Independent Accounting Firm” means Ernst & Young; provided that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller and Purchaser shall jointly appoint a mutually agreeable replacement independent, nationally-recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Integration Committee” has the meaning given to it in Section 5.19 of this Agreement.

“Intellectual Property” means any intellectual property in any jurisdiction throughout the world, including: (a) registered and unregistered trademarks, service marks, trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservation of marks, together with all goodwill associated with the foregoing; (b) Internet domain names; (c) patents and patent applications; (d) registered and unregistered copyrights, including applications for registration of copyright; (e) trade secrets, know-how, proprietary processes, formulae, algorithms, models, and methodologies and other rights in proprietary information; and (f) rights in computer software.

“Interim Period” has the meaning given to it in Section 5.2(a) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment, and systems that are owned or used by Seller or any of its Affiliates in the conduct of the Business.

“Joint Facility Agreements” means those Contracts relating to the operation and maintenance of the Facility, which are listed on Schedule I Part A attached hereto.

“Law” means any national, federal, state, local, provincial, municipal, supranational or similar United States or foreign law, act, statute, treaty, rule, ruling, judgment, decree, code, common law, ordinance, regulation, Order or other enforceable or binding requirement of any Governmental Authority.

“Lease Assignment” has the meaning given to it in Section 2.5(a)(iii) of this Agreement.

“Leased Real Property” means the real property, including the Improvements, leased by Seller, as tenant, pursuant to the Real Property Leases.

“Liability” means any Indebtedness, Tax, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, direct or indirect, asserted or unasserted, liquidated or unliquidated, known or unknown, now existing or hereafter arising, or whether due or to become due).

“Lien” means any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, defect in title, lien (statutory or other), or preference, priority or other security interest or similar encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, or the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect in any relevant jurisdiction or comparable law of any jurisdiction, domestic or foreign.

“Loss” means any damage, fine, penalty, deficiency, Liability, Tax, loss or expense (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of Proceedings).

“Machinery and Equipment” means the equipment, machinery, apparatus, furnishings, furniture, fixture, computer hardware, vehicles, tools, dies, construction in progress, cell phones, tablets, computers and external storage devices used or held for use by Facility Employees, and other tangible personal property, used or held for use in connection with the Facility or the Business, including those listed in Schedule II.

“Material Adverse Effect” means any change, event or occurrence that has, or would reasonably be expected to have, a material adverse effect on (a) the ownership, operation or value of the Business, the Facility or the Purchased Assets taken as a whole or (b) the ability of Seller to perform its obligations under this Agreement or any of the other Transaction Agreements; provided, however, that, for purposes of clause (a), in no event, shall a Material Adverse Effect include any material adverse effects resulting from, alone or in combination, nor shall the following be otherwise taken into account in determining whether a Material Adverse Effect has occurred: (i) the announcement or pendency of the transactions contemplated by this Agreement, including the announcement of the identity of Purchaser; (ii) any action of Seller expressly requested by Purchaser in writing after the date hereof; (iii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (iv) changes affecting any of the industries or the geographies (whether international, national, regional, state, provincial or local) in which the Business operates generally or the economy generally; (v) changes affecting general worldwide economic or capital market conditions or general changes in political or regulatory conditions (including any changes or adverse conditions in the financial, banking, securities, credit, or commodities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index); (vi) any changes or developments in national, regional, state or local wholesale or retail markets for ammonia or feedstock or related products of either, including due to changes in commodities prices or hedging markets therefor; (vii) acts of God, including hurricanes, storms, other naturally occurring events, epidemics, epizootics, pandemics, panzootics or disease outbreaks (including in respect of COVID-19); (viii) civil unrest, an outbreak of hostilities acts of terrorism, war or any similar disorder or any escalation, worsening or diminution of any of the foregoing; (ix) any change in any Law (or changes in interpretations or enforcement of any Law), regulatory policies, accounting standards or principles (including the Accounting Standards) or any guidance relating thereto or the interpretation or enforcement thereof from and after the date hereof; and (x) any failure (in and of itself, and not the underlying condition or conditions giving rise to such failure) by the Business to meet internal or other earnings estimates, budgets, plans, forecasts or financial projections, except, in the case of each of clauses (iii) through (x), where the same has a disproportionate effect on the Business or the Facility as compared to other Persons operating other ammonia manufacturing businesses.

“Material Contracts” has the meaning given to it in Section 3.15(a) of this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined under Section 3(37) or 4001(a)(3) of ERISA to which Seller or any of its ERISA Affiliates has, or has ever had, an obligation to contribute on behalf of any Facility Employees.

“Net Working Capital” means an amount (which may be positive or negative), calculated as of 11:59 p.m. Central Time on the day immediately preceding the Closing Date (except as otherwise explicitly provided herein, without giving effect to the Closing) in accordance with the Accounting Principles equal to (a) the current assets of the Business that are included in the line item categories of current assets specifically identified on Schedule VI Part B, minus (b) the current liabilities of the Business that are included in the line item categories of current liabilities specifically identified on Schedule VI Part B. An illustrative calculation of Net Working Capital as of September 30, 2022 is set forth on Schedule VI Part C.

“Net Working Capital Target” means $20,000,000.

“Notice of Disagreement” has the meaning given to it in Section 2.3(c) of this Agreement.

“Objectionable Survey Matters” has the meaning given to it in Section 5.7 of this Agreement.

“Objectionable Title Matters” has the meaning given to it in Section 5.7 of this Agreement.

“Offtake Agreements” means those Contracts relating to offtake of anhydrous ammonia which are listed on Schedule I Part B attached hereto.

“Order” means any judgment, decision, decree, injunction, writ, order or like action of any Governmental Authority or arbitrator.

“Other Business Agreements” means (a) all Contracts relating to the lease of personal property located at the Facility; (b) all Contracts relating to the lease of vehicles, vessels and rolling stock used or held for use in connection with the Business; (c) all Contracts primarily relating to the transfer, license, sublicense or any other rights or obligations with respect to Intellectual Property used or held for use in connection with the Facility or the Business (including settlements, coexistence agreements and covenants not to sue); (d) all Contracts relating to the purchase, license, exchange or sale by Seller of the Stores and Inventory or Machinery and Equipment; (e) all Contracts relating to any carbon sequestration, capture or storage projects or arrangements located at the Facility or in connection with the Business; (f) all Contracts relating to the transport (including by pipeline, rail, vessel or vehicle) or storage of Stores and Inventory or anhydrous ammonia to or from the Facility; (g) all Contracts relating to power, steam, water and other utilities used at the Facility; and (h) Contracts primarily relating to the provision of consulting or other operational support services primarily at the Facility, which are listed on Schedule I Part C attached hereto.

“Outside Date” has the meaning given to it in Section 7.1(e) of this Agreement.

“Overlap Period” means any taxable period beginning on or before and ending after the Closing Date.

“Party” or “Parties” has the meaning given to it in the preamble to this Agreement.

“Periodic Taxes” means any Taxes imposed on a periodic basis, including real and personal property Taxes, ad valorem Taxes and similar Taxes.

“Permits” means permits, licenses, approvals, clearances, variances, consents, exemptions, certificates, registrations, or authorizations of any Governmental Authority.

“Permitted Liens” means (a) those Liens set forth in Section 1.1-D of Seller’s Disclosure Schedule; (b) zoning, entitlement, planning, conservation restriction and other land use and environmental regulations by any Governmental Authority having jurisdiction over the Leased Real Property that, in each case, are not violated by the present use or occupancy of the Leased Real Property or the operation of the Business; (c) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with the Accounting Standards; (d) mechanics’, carriers’, workers’, repairers’, vendors’, materialmen’s, laborer’s, warehousemen’s, landlord’s, construction and other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations which are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that with respect to any such contested obligations, adequate reserves have been established in accordance with the Accounting Standards; (e) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws, social security Laws or regulations, or similar Laws made in the ordinary course of business consistent with past practice; (f) pledges or deposits to secure public, statutory or regulatory obligations, including operating and surety bonds and deposits, performance bonds or appeal bonds and other obligations of like nature; (g) Liens arising under or created by any Transaction Agreement (other than as a result of a breach or default under such Transaction Agreement); (h) non-exclusive licenses of Intellectual Property; (i) applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any of the Purchased Assets in any manner or (ii) by the terms of any grant, license or permit, or by any provision of Law, to terminate such grant, license or permit or to purchase condemn, expropriate or recapture or to designate a purchaser of any of the Purchased Assets, to the extent (in each case of clauses (i)(i) and (ii) above) such Laws and rights, individually or in the aggregate, do not materially interfere with the use of the Purchased Assets; (j) any Liens, defects, irregularities or other matters that are expressly waived in writing by Purchaser or are cured, released or discharged, in each case, in all respects, at or prior to Closing; (k) Liens caused by Purchaser or its Affiliates; and (l) with respect to the Real Property, easements, covenants, encumbrances, title defects, imperfections of title, rights of way, restrictive covenants, leases, zoning ordinances, any matters of public record, any matter that would be shown on current and accurate surveys, and other Liens, in each case to the extent that the same would not, individually or in the aggregate, reasonably be expected to (i) materially impair or interfere with the continued use or occupancy of the Real Property in the conduct of the Business as currently conducted, or (ii) materially detract from the value of the Real Property.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, limited liability company, unincorporated organization, Governmental Authority or any other form of entity.

“Pre-Closing Environmental Liabilities” means any and all Liabilities, including Liability relating to Remediation, natural resource damages, bodily injury or wrongful death, property damage, fines and penalties, settlements, and Orders, arising out of or related to: (A) the presence or Release of any Hazardous Materials at, on, under or migrating from or migrating to the Site or the Leased Real Property on or prior to the Closing Date; (B) exposure to Hazardous Materials at the Site, the Leased Real Property or the Facility on or prior to the Closing Date; (C) Pre-Closing Offsite Liabilities; and (D) the violation of or noncompliance with any Environmental Law on or prior to the Closing Date by Seller or Seller’s Affiliates or any Person for whom Seller or Seller’s Affiliate is responsible in connection with the Business or the operation of the Leased Real Property or the Facility. Without limiting the foregoing, Pre-Closing Environmental Liabilities include any Liabilities, including fines and penalties, arising out of or relating to any matters disclosed on Section 3.18 of Seller’s Disclosure Schedule.

“Pre-Closing Offsite Liabilities” means any and all Liabilities, including Liability relating to Remediation, natural resource damages, bodily injury or wrongful death, property damage, fines and penalties, settlements, and Orders, arising out of or related to the transport, disposal, or arrangement for same by Seller or Seller’s Affiliates or any person for whom Seller or Seller’s Affiliates is responsible, on or prior to the Closing Date, of any Hazardous Materials from the Leased Real Property, the Facility or in connection with the Business, to any location and all Losses relating to such Hazardous Materials.

“Pre-Closing Policies” has the meaning given to it in Section 5.17 of this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, or with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period ending on the Closing Date.

“Preliminary Purchase Price” means the Base Purchase Price, plus the Estimated Adjustment Amount.

“Proceeding” means any action, claim, counterclaim, demand, litigation, inquiry, investigation, examination, audit, suit, hearing, arbitration or other proceeding, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority or arbitrator.

“Process NDA” has the meaning given to it in Section 5.3(c) of this Agreement.

“Purchase Price” has the meaning given to it in Section 2.2(a) of this Agreement.

“Purchased Assets” has the meaning given to it in Section 2.1(a) of this Agreement.

“Purchased Contracts” means the Real Property Agreements, the Joint Facility Agreements, the Offtake Agreements, the Union Agreement and the Other Business Agreements, together with the benefit of any prepayments made pursuant to such Contracts; provided that in no event any Employee Benefit Plan constitute a Purchased Contract.

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Purchaser 401(k) Plan” has the meaning given to it in Section 5.12(h) of this Agreement.

“Purchaser Fundamental Representations” means those representations and warranties of Purchaser set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4 (with respect to clause (a)) and Section 4.9.

“Purchaser Indemnified Party” has the meaning given to it in Section 8.2(a) of this Agreement.

“Purchaser’s Knowledge” means the actual knowledge after reasonable inquiry of the Persons listed in Section 1.1 of Purchaser’s Disclosure Schedule.

“Purchaser Plan” has the meaning given to it in Section 5.12(f) of this Agreement.

“Purchaser Related Parties” has the meaning given to it in Section 7.2(c) of this Agreement.

“Purchaser’s Disclosure Schedule” means the disclosure schedule delivered to Seller by Purchaser herewith and dated as of the date hereof.

“Purchaser’s Guarantor” has the meaning given to it in the preamble to this Agreement.

“Qualified Benefit Plan” has the meaning given to it in Section 3.20(e) of this Agreement.

“Real Property” means, collectively, the Leased Real Property and the real property in which Seller holds interests pursuant to the Easements.

“Real Property Agreements” mean the Real Property Leases and Easements, which are listed on Schedule I Part D hereto.

“Real Property Lease(s)” means the Ground Lease and the Facility Lease.

“Regulatory Termination Fee” has the meaning set forth in Section 7.2(b).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in air, soil, surface water, groundwater or property.

“Remediation” means any action required to be undertaken by any Governmental Authority or pursuant to Environmental Law to address a Release or threatened Release of Hazardous Materials to the environment, including the following activities: (a) clean up, remove, treat, contain or remediate Hazardous Materials in the indoor and outdoor environment; (b) perform pre-remedial studies and investigations and post-remedial monitoring and care; (c) the use and implementation of engineering or institutional controls; and (d) other activities reasonably determined to be necessary or appropriate to comply with obligations of a Governmental Authority or pursuant to any Environmental Law to address a Release or threatened Release of Hazardous Materials.

“Removal Deadline” has the meaning given to it in Section 5.15 of this Agreement.

“Review Period” has the meaning given to it in Section 2.3(c) of this Agreement.

“Seller” has the meaning given to it in the preamble to this Agreement.

“Seller 401(k) Plan” has the meaning given to it in Section 5.12(h) of this Agreement.

“Seller Covered Person” has the meaning given to it in Section 5.6 of this Agreement.

“Seller Credit Support Obligations” has the meaning given to it in Section 5.16 of this Agreement.

“Seller Fundamental Representations” means those representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 (solely with respect to clause (a)), Section 3.10, Section 3.11 (solely with respect to clause (b)), and Section 3.25.

“Seller Indemnified Party” has the meaning given to it in Section 8.3 of this Agreement.

“Seller Marks” means the name “Dyno Nobel” and any variation thereof and any current logo of Seller or any of its Affiliates that is set forth in Section 1.1-G of the Seller’s Disclosure Schedule.

“Seller’s Disclosure Schedule” means the disclosure schedule delivered to Purchaser by Seller herewith and dated as of the date hereof.

“Seller’s Guarantor” has the meaning given to it in the preamble to this Agreement.

“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge after reasonable inquiry of the Persons listed in Section 1.1-F of Seller’s Disclosure Schedule.

“Shortfall Payment” has the meaning given to it in Section 2.3(f)(i) of this Agreement.

“Site” has the meaning given to it in Section 5.8(c) of this Agreement.

“Site Services Agreement” means that certain Utilities and Site Services Agreement by and between Dyno Nobel Louisiana Ammonia, LLC and Cornerstone Chemical Company, as of April 16, 2013.

“Software” means (a) computer programs, operating systems, applications, firmware and other code, including implementation of algorithms, models, and methodologies, whether in source code or object code form; (b) electronic databases and compilations of data; and (c) documentation, including user manuals and training materials, relating to any of the foregoing.

“Specified Fiscal Year” means, as applicable, (a) October 1, 2022 to September 30, 2023, (b) October 1, 2023 to September 30, 2024 and (c) October 1, 2024 to September 30, 2025.

“Stores and Inventory” means all inventories, materials, spare parts, raw materials, natural gas, additives, packaging, stores, supplies, lubricants, catalysts, chemicals and other similar items used or held for use exclusively in connection with the Facility or the Business, other than the Ammonia Inventory.

“Supply Agreement” means the agreement, effective as of the Closing Date, for the supply of ammonia by an Affiliate of Purchaser to an Affiliate of Seller, substantially in the form of Exhibit A.

“Survey” has the meaning given to it in Section 5.7 of this Agreement.

“Tax” or “Taxes” means any and all taxes imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, in each case, together with any interest, penalties, or additions to such Tax.

“Tax Proceeding” has the meaning set forth in Section 9.7 of this Agreement.

“Tax Returns” means any return, report, information return, certificate, claim for refund, election, estimated Tax filing, declaration or other document (including any related or supporting information) supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including any schedules, attachments or supplements thereto, and including any amendments thereof.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning given to it in Section 8.4(b) of this Agreement.

“Title Company” means Fidelity National Title and Insurance Company.

“Title Insurance Commitment” has the meaning given to it in Section 5.7 of this Agreement.

“Title Policy” has the meaning given to it in Section 5.7 of this Agreement.

“Transaction Agreements” means the following agreements:

(a)            this Agreement;

(b)            each Lease Assignment;

(c)            the Assignment Agreement;

(d)            the Transition Services Agreement; and

(e)            the Supply Agreement.

“Transfer Taxes” has the meaning given to it in Section 9.1 of this Agreement.

“Transferred Employees” has the meaning given to it in Section 5.12(b) of this Agreement.

“Transferred Intellectual Property” means any and all Intellectual Property owned by Seller or any of its Affiliates and used or held for use by Seller or any of its Affiliates primarily in connection with the ownership, construction, operation or maintenance of the Facility and the conduct of the Business.

“Transferred IT Systems” means any and all IT Systems owned by Seller or any of its Affiliates and used or held for use by Seller or any of its Affiliates primarily in connection with the ownership, construction, operation or maintenance of the Facility and the conduct of the Business.

“Transferred Permits” means those Facility Permits that are transferable to Purchaser as contemplated by this Agreement including those set forth in Schedule III.

“Transition Services Agreement” has the meaning given to it in Section 5.19 of this Agreement.

“Turnaround Budgeted Capex Amount” means a dollar amount equal to (a) $55,000,000 multiplied by (b) the ratio of (i) the number of days between the date of this Agreement and the date the Closing occurs over (ii) 730.

“Union” means United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Affiliated Industrial and Service Workers International Union on behalf of its Local UWS 13-447.

“Union Agreement” means the Contract between the Union and Dyno Nobel Louisiana Ammonia LLC Waggaman Plant, dated as of September 1, 2021.

“WARN Act” has the meaning given to it in Section 5.12(i) of this Agreement.

“Willful Breach” means an action or failure to act by a Party that constitutes a material breach of a covenant or agreement contained in this Agreement that is the consequence of an intentional act or an intentional omission by a Party with the actual knowledge that the taking of such act or failure to take such action would reasonably be expected to constitute a material breach of such covenant or agreement.

Section 1.2            Rules as to Usage Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:

(a)            The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined and to correlative forms of the terms defined. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(b)            “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(c)            “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

(d)            Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and any rules and regulations promulgated thereunder.

(e)            References to a Person are also to its successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(f)            Any term defined above by reference to any agreement, instrument, Law or Order has such meaning whether or not such agreement, instrument or Law is in effect.

(g)            “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used (including any schedules or exhibits thereto) and not to any particular article, section or other subdivision thereof or exhibit or schedule or other attachment thereto and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs. References in an instrument to “Article,” “Section,” or another subdivision or to an exhibit or schedule or other attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an exhibit or schedule or other attachment to such agreement or instrument.

(h)            Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include all Persons. References to any gender include, unless the context otherwise requires, references to all genders.

(i)             The word “or” will have the inclusive meaning represented by the phrase “and/or” “Shall” and “will” have equal force and effect.

(j)             Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(k)            Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any burden of proof or rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(l)            Any information, document or other material shall be treated as having been “made available,” “delivered,” “provided” or “furnished” to Purchaser only if such information, document or material was, prior to the date hereof, made available to Purchaser and its representatives via e-mail or in the “electronic data room” established by Seller in connection with this Agreement.

(m)           The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(n)            All references herein to “dollars” or “$” are to United States dollars.

(o)            The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(p)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Standards.

(q)            The term “lien” shall be deemed to include “privilege,” “mortgage,” and/or “security interest,” as appropriate. The term “easement” shall be deemed to include “servitude.” The term “real property” shall be deemed to include “immovable property.” The term “personal property” shall be deemed to include “movable property.” The term “fee title” or words of similar import shall be deemed to mean and include “full ownership” as provided under Louisiana law. The term "condemnation" shall be deemed to mean "expropriation" as that term is used in Louisiana law. The term "tangible property" shall be deemed to include "corporeal property." The term "intangible property'" shall be deemed to include "incorporeal property." The term "building" will also include "other constructions" as the term is used in the Louisiana Civil Code.

Section 1.3            Schedules and Exhibits. This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which comprise part of one and the same agreement with equal force and effect. Any disclosure made by a Party in the Seller’s Disclosure Schedule or Purchaser’s Disclosure Schedule, as applicable, with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Seller’s Disclosure Schedule or Purchaser’s Disclosure Schedule, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article II.
SALE AND PURCHASE; PRICE; CLOSING

Section 2.1            Sale and Purchase; Purchased Assets; Excluded Assets; Assumed Liabilities; Excluded Liabilities

(a)            On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (and cause to be sold, transferred, conveyed, assigned and delivered), as applicable, to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser or its designated Affiliate will purchase and pay for, all the right, title and interest of Seller and its Affiliates in and to all of the assets, properties and rights of Seller and its Affiliates used or held for use in connection with the Facility or the Business, including the interests of Seller and its Affiliates in and to the following assets, properties and rights (the assets described in this Section 2.1(a), the “Purchased Assets”), less and except the Excluded Assets:

(i)             the Leased Real Property;

(ii)            the Easements;

(iii)           the Machinery and Equipment;

(iv)           the Transferred Permits;

(v)           the Ammonia Inventory;

(vi)           the Stores and Inventory;

(vii)         the Transferred Intellectual Property;

(viii)        the Transferred IT Systems;

(ix)           the Books and Records;

(x)            the Purchased Contracts;

(xi)            (A) all accounts receivable, notes receivables and other amounts owed by third parties in respect of products sold or services rendered by the Business, including all trade payables of the Business, and (B) all deposits and prepayments relating to the Facility, the Business, the Purchased Assets or the Assumed Liabilities;

(xii)          all other assets, properties or rights located on the Leased Real Property or at the Facility;

(xiii)         all rights, claims, counterclaims, indemnities, causes of action, defenses and rights of set-off, contribution or reimbursement relating to the Facility, the Business, the Purchased Assets or the Assumed Liabilities, whether known or unknown, contingent or non-contingent, including all rights against service providers and/or suppliers under warranties;

(xiv)         the assets, properties and rights listed on Schedule II; and

(xv)          all goodwill related to the Business.

(b)            Notwithstanding anything in Section 2.1(a) to the contrary, the Purchased Assets shall not include the right, title and interest of Seller or any of its Affiliates in and to the following (the “Excluded Assets”):

(i)             Cash;

(ii)            the company seal, minute books, charter documents, stock or equity record books and such other books and records as they pertain to the organization, existence or capitalization of Seller or any of its Affiliates;

(iii)           any Employee Benefit Plan and any assets of any such Employee Benefit Plan;

(iv)           (A) Employee Information for current and former employees of Seller and its Affiliates, including the Facility Employees, solely to the extent the transfer of such Employee Information is expressly prohibited by Law and (B) Employee Information for current and former employees of Seller and its Affiliates who are not Transferred Employees;

(v)            except as set forth in Section 5.15, any and all rights in and to the Seller Marks;

(vi)           any rights to Tax refunds or credits to the extent relating to the Excluded Taxes, Taxes included as a liability in the computation of Net Working Capital or Seller’s share of Transfer Taxes as determined pursuant to Section 9.1 of this Agreement (but only to the extent that such Taxes were paid by Seller or one of its Affiliates or were included as a liability in the computation of Net Working Capital)

(vii)          all rights of Seller and its Affiliates under the Transaction Agreements;

(viii)        any Intellectual Property and IT Systems other than Transferred Intellectual Property and Transferred IT Systems; and

(ix)           those assets, properties and rights listed on Schedule V Part A.

(c)            On the terms and subject to the conditions set forth in this Agreement, at the Closing, and excluding the Excluded Liabilities (and in the case of Pre-Closing Environmental Liabilities, solely for such period of time as such Liabilities constitute Excluded Liabilities pursuant to the terms of Section 8.1(d) hereof), Purchaser hereby agrees to assume and pay, satisfy, perform and discharge when due all Liabilities of Seller to the extent arising from or related to the Purchased Assets, the Business and the Facility, regardless of whether such Liabilities arose prior to, on or after the Closing, which, for the avoidance of doubt, shall include any Liability for the Indebtedness described in subsection (f), (g) or (h) (solely with respected to Indebtedness described in the foregoing subsections) of the definition of Indebtedness (the “Assumed Liabilities”).

(d)            Notwithstanding anything in Section 2.1(c) to the contrary, Purchaser shall not assume or be liable for the following Liabilities of Seller or any other Person, whether or not arising from or relating to the Purchased Assets, the Facility or the Business, regardless of when arising (the “Excluded Liabilities”):

(i)             any Liability relating to any Excluded Assets;

(ii)            all Liabilities for or arising from any Excluded Taxes;

(iii)           any Liability of Seller or any of its Affiliates arising out of or relating to the execution, delivery or performance of this Agreement or the other Transaction Agreements;

(iv)          any Liability of Seller or any of its Affiliates for any fees, costs or expenses of the type to be borne by such Persons pursuant to Section 10.2;

(v)           any Liability for the Indebtedness described in subsections (a), (b), (c), (d), (e) or (h) (solely with respect to Indebtedness described in the foregoing subsections) of the definition of Indebtedness;

(vi)          the Pre-Closing Environmental Liabilities;

(vii)         any Liability under or otherwise related to or attributable to any Employee Benefit Plan;

(viii)        any Liability for any breach by Seller of the terms of, or obligations under, the Union Agreement arising prior to the Closing Date;

(ix)           any Employment Liabilities relating to the employment of current or former employees of Seller or its Affiliates other than the Transferred Employees;

(x)            any Employment Liabilities relating to the employment of any Transferred Employees to the extent such Liabilities arise prior to the Closing;

(xi)           except to the extent specifically set forth in Section 5.12, any Liability, including any Liability relating to or arising under the workers’ compensation Laws of any state, to any employee, independent contractor or agent of Seller or any ERISA Affiliate or any other individuals rendering services for or on behalf of Seller or any ERISA Affiliate to the extent that such Liability arises out of the performance by such Person of services for or on behalf of Seller or any ERISA Affiliate prior to the Closing Date;

(xii)          any Liabilities of Seller or any of its Affiliates owed to any Affiliates of Seller;

(xiii)         except to the extent specifically set forth in Section 5.12(j), any Liabilities under or otherwise related to or attributable to the Union Agreement; or

(xiv)         any Liability to the extent arising from or relating to any assets or business of Seller or its Affiliates that are not included in the Purchased Assets; or

(xv)         any Liability set forth on Schedule V Part B.

Seller shall, and shall cause its Affiliates to, retain, pay, satisfy, perform and discharge when due, the Excluded Liabilities.

Section 2.2            Purchase Price

(a)            In consideration of the sale, assignment, conveyance, transfer and delivery to Purchaser as of the Closing of the Purchased Assets, Purchaser shall pay to Seller an aggregate amount equal to the sum of (i) the Base Purchase Price, plus (ii) the Adjustment Amount, as finally determined in accordance with this Agreement (collectively, the “Purchase Price”).

(b)            Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, at the Closing, Purchaser shall pay or cause to be paid to Seller the Preliminary Purchase Price in United States dollars, by wire transfer of immediately available funds to an account located in the United States as Seller may specify by notice to Purchaser.

Section 2.3            Purchase Price Adjustment

(a)            Seller shall deliver the Estimated Closing Statement to Purchaser no later than three (3) Business Days prior to the Closing Date. Seller shall (i) reasonably cooperate with Purchaser and its representatives in connection with Purchaser’s review of the Estimated Closing Statement, including by (x) providing reasonable access to (1) the books, records and other documents (including work papers and financial statements) pertaining to or used in connection with the preparation of the Estimated Closing Statement (including providing Purchaser with copies thereof (as reasonably requested by Purchaser)) and (2) Seller and its representatives, and (y) consider in good faith any revisions to the Estimated Closing Statement proposed by Purchaser prior to the Closing.

(b)            As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller the Closing Statement, accompanied by reasonably detailed calculations and reasonable supporting documentation.

(c)            Seller shall have thirty (30) days after delivery of the Closing Statement (“Review Period”) to deliver to Purchaser a written response indicating its good faith disagreement with the Closing Statement (“Notice of Disagreement”). Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such good faith disagreement. During the Review Period, Purchaser shall reasonably cooperate with Seller and its representatives in connection with Seller’s review of the Closing Statement, including by (i) providing Seller and its representatives reasonable access to the books, records and other documents (including work papers and financial statements) pertaining to or used in connection with the preparation of the Closing Statement and provide Seller with copies thereof (as reasonably requested by Seller) and (ii) providing Seller and its representatives reasonable access to Purchaser’s and the Business’s employees and advisors. If Seller does not deliver a Notice of Disagreement to Purchaser within the Review Period or delivers a statement accepting the Closing Statement, the Closing Statement (together with the Adjustment Amount reflected in the Closing Statement) shall be final and binding upon the Parties for purposes of Section 2.3(e) and not subject to appeal. If a Notice of Disagreement is received by Purchaser, then the Closing Statement (as revised in accordance with Section 2.3(d), if applicable) shall become final and binding on the Parties on the earlier of (i) the date upon which Seller and Purchaser agree in writing with respect to all matters specified in the Closing Statement and Notice of Disagreement, or (ii) the date upon which the Final Closing Statement is issued by the Independent Accounting Firm.

(d)            During the first thirty (30) days after the date upon which Purchaser receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period (or earlier by mutual agreement) the Parties have not reached agreement with respect to all disputed matters specified in the Notice of Disagreement, the matters that remain in dispute (the “Disputed Items”) may as promptly as reasonably possible thereafter be submitted to the Independent Accounting Firm by either Seller or Purchaser for review and resolution; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing Party. The Independent Accounting Firm shall be jointly engaged by Seller and Purchaser. The Independent Accounting Firm shall offer Seller and Purchaser the opportunity to provide written submissions regarding their positions on the Disputed Items, which written submissions shall be provided to the Independent Accounting Firm, if at all, no later than ten (10) days after the date of engagement of the Independent Accounting Firm. Seller and Purchaser shall also have the opportunity to submit a written response to the other Party’s written submission to the Independent Accounting Firm, which such response statement shall be delivered to the Independent Accounting Firm no later than ten (10) days following the date of receipt of such other Party’s initial written statement. The failure of Seller or Purchaser to deliver its written submission of the Disputed Items to the Independent Accounting Firm or response to the other Party’s initial written submission within ten (10) Business Days of receipt thereof shall constitute a waiver of such Party’s right to submit the same to the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be made solely in accordance with the terms and procedures set forth in this Agreement and on such written submissions by Seller and Purchaser and their respective representatives in accordance with the terms and procedures set forth in this Agreement, and shall not be by independent review. Seller and Purchaser will instruct the Independent Accounting Firm to deliver a written report (which report shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving only the disputed matters and setting forth the basis for such resolution and the Closing Statement reflecting such decision within twenty (20) days after Seller and Purchaser submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the Disputed Items. In reaching its written determination, the Independent Accounting Firm shall (i) act as an expert and not as an arbitrator, (ii) resolve only the Disputed Items and all determinations shall be based solely on the written presentations of Seller and Purchaser and their respective representatives, and not by independent review, and (iii) for each Disputed Item, assign a value that is not greater than the greatest value for such item claimed by either Seller or Purchaser in the Notice of Disagreement or the Closing Statement, respectively, nor smaller than the smallest value for such item claimed by either Seller or Purchaser in the Notice of Disagreement or the Closing Statement, respectively. All offers to compromise shall be confidential and shall not be disclosed to the Independent Accounting Firm, and there shall be no ex parte communications or meetings with the Independent Accounting Firm regarding the subject matter hereof without the Parties’ prior written consent. The decision of the Independent Accounting Firm shall be final and binding on the Parties. Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. As used in this Agreement, the term “Final Closing Statement” shall mean the Closing Statement delivered (or deemed delivered) pursuant to Section 2.3(b), as subsequently adjusted, if applicable, pursuant to this Section 2.3(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Statement decided by the Independent Accounting Firm. The Independent Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties, and Seller or Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accounting Firm pursuant to this Agreement.

(e)            The costs and expenses of the Independent Accounting Firm in connection with resolving such disputed matters pursuant to Section 2.3(d) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Purchaser claims the Adjustment Amount is $1,000 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Purchaser, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Purchaser. Prior to the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.3(d), (i) Purchaser, on the one hand, and Seller, on the other hand, shall each pay 50% of any retainer paid to the Independent Accounting Firm and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill 50% of the total charges to each of Purchaser, on the one hand, and Seller, on the other hand.

(f)            Payments.

(i)            (x) If the Adjustment Amount set forth on the Final Closing Statement is less than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the absolute value of such excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Closing Statement (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Closing Statement is greater than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to the absolute value of such excess of the Adjustment Amount set forth on the Final Closing Statement over the Estimated Adjustment Amount (an “Excess Payment”).

(ii)            Any Shortfall Payment or Excess Payment, as applicable, shall be paid as follows:

(A)            in the event of an Excess Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Closing Statement, and in any event within five (5) Business Days thereafter, Purchaser shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to an account located in the United States as Seller may specify by notice to Purchaser, an amount in cash equal to the Excess Payment;

(B)            in the event of a Shortfall Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Closing Statement, and in any event within five (5) Business Days thereafter, Seller shall pay or cause to be paid to Purchaser, in immediately available funds by wire transfer, to an account located in the United States as Purchaser may specify by notice to Seller, an amount in cash equal to the Shortfall Payment; and

(C)            in the event that the Adjustment Amount set forth on the Final Closing Statement is equal to the Estimated Adjustment Amount, no payment between the Parties shall be made.

(iii)            The amount of any Shortfall Payment or Excess Payment, as applicable, to be made after the Closing Date pursuant to this Section 2.3(f) shall bear interest from and including the date on which such Excess Payment or Shortfall Payment, as applicable, becomes payable pursuant to Section 2.3(f)(ii) but excluding the date of payment at a rate per annum (calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed) equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates.

Section 2.4            Allocation of Purchase Price

(a)            Not later than ninety (90) days after the date on which the Purchase Price is finally determined pursuant to Section 2.3, Purchaser shall cause to be delivered to Seller a statement (the “Allocation”) allocating the Purchase Price (increased by the Assumed Liabilities, the fair market value of Seller’s (or its Affiliates’) rights and obligations under the Supply Agreement, and any other items to the extent properly treated as consideration for applicable Tax purposes) among the Purchased Assets and any other assets to the extent properly treated as acquired for Tax purposes pursuant to this Agreement in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Allocation shall be based on a valuation of such assets performed by a nationally-recognized valuation expert reasonably acceptable to Purchaser and Seller and shall be consistent with the fair market values of such assets specified in such valuation. Purchaser shall provide Seller with a copy of the final valuation report prepared by such expert.

(b)            If Seller notifies Purchaser in writing that Seller agrees with the Allocation within twenty (20) days after receipt thereof or fails to deliver notice to Purchaser of any comments thereto within such twenty (20) day period, the Allocation shall be non-appealable and final and binding on the Parties, and the Parties shall be deemed to have agreed thereto, in the first case, on the date Seller provides such written notice, and in the second case, on such twentieth (20th) day. If Seller has any comments to the Allocation, then Seller shall notify Purchaser of such comments within such twenty (20) day period together with reasonable particulars of the basis of such comments. In such event, Purchaser shall reasonably consider such comments in good faith and revise (or not revise) the Allocation as it determines appropriate, after which the Allocation shall be nonappealable and final and binding on the Parties.

(c)            The Parties agree to (i) be bound by the Allocation for all Tax purposes, and (ii) act in accordance with the Allocation in the preparation, filing, and audit of any Tax Return (including IRS Form 8594), in each case, unless otherwise required by a change in Law occurring after the date that the Allocation becomes final and binding, a closing agreement with an applicable Governmental Authority or a final judgment of a court of competent jurisdiction. Each of Seller and Purchaser shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation described in this Section 2.4.

Section 2.5            The Closing The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at 155 N. Wacker Drive, Chicago, Illinois 60606 (or remotely via the electronic exchange of closing deliverables), at 10:00 a.m. local time on the date as soon as practicable (but in no event longer than five (5) Business Days) after the last of the conditions to the Closing set forth in Article VI have been satisfied or waived in writing (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but subject to the satisfaction or, when permissible, waiver in writing of such conditions), or at such other place, time or date as Purchaser and Seller mutually agree in writing. The Closing shall be effective for all purposes at 12:01 a.m. Central Time on the Closing Date.

(a)            At the Closing, Purchaser will execute and deliver (or cause to be executed and delivered) the following items to Seller:

(i)            an amount equal to the Preliminary Purchase Price as contemplated by Section 2.2;

(ii)            a countersignature page to the bill of sale, assignment and assumption agreement in the form of Exhibit C (the “Assignment Agreement”);

(iii)           a countersignature page to assignments in the form of Exhibit D (each, a “Lease Assignment”), assigning all of Seller’s and its Affiliates’ right, title, and interest in each Real Property Lease to Purchaser, which Lease Assignment with respect to each Real Property Lease shall be suitable for recording in the real property records of Jefferson Parish, Louisiana;

(iv)          a countersignature page to the Supply Agreement;

(v)           any required Transfer Tax forms (and evidence of any payment required in connection therewith) required to be executed by Purchaser;

(vi)           a countersignature page to the Transition Services Agreement; and

(vii)         a certificate addressed to Seller dated as of the Closing Date executed by the duly authorized officer of Purchaser certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(b)           At the Closing, Seller will execute and deliver (and cause its applicable Affiliates to execute and deliver) to Purchaser the following items:

(i)             a countersignature page to the Assignment Agreement;

(ii)            a countersignature page to the Supply Agreement;

(iii)           a countersignature page to the Transition Services Agreement;

(iv)          a countersignature page to each Lease Assignment;

(v)           any required Transfer Tax forms (and evidence of any payment required in connection therewith) required to be executed by Seller or its Affiliates;

(vi)          a title affidavit substantially in the form attached hereto as Exhibit E, any applicable broker lien waivers and any other documents as may be reasonably required by the Title Company (provided such other documents do not materially increase the obligations or liabilities of the Seller or its Affiliates), in each case, on a form reasonably acceptable to Seller and the Title Company;

(vii)         a duly completed and executed IRS Form W-9 of Seller; provided that Purchaser’s sole right or remedy if Seller fails to provide such IRS Form W-9 shall be to make any withholding required under Section 1445 of the Code or any other applicable Law;

(viii)        a certificate addressed to Purchaser dated as of the Closing Date executed by the duly authorized officers of Seller certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied by Seller; and

(ix)           title certificates, registrations and other documentation necessary to transfer vehicles, vessels, rolling stock and other certificated assets included in the Purchased Assets, duly completed in favor of Purchaser.

(c)            If requested by Purchaser, the Closing shall be consummated through an escrow with the Title Company acting as escrow holder, which may include delivery to the escrow holder of the items in Section 2.5(a) and Section 2.5(b) of this Agreement and payment to the escrow holder of the Preliminary Purchase Price, Transfer Taxes and any amounts owing under Section 5.11 and Section 9.1, notwithstanding other provisions in this Agreement to the contrary. Escrow shall close once all conditions to Closing have been satisfied or waived and the escrow holder shall have recorded the Lease Assignment with respect to each Real Property Lease.

(d)            All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered on the Closing.

Section 2.6            Further Assurances; Post-Closing Cooperation

(a)            Subject to the terms and conditions of this Agreement and applicable Laws, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (or shall cause its Affiliates or representatives to) execute and deliver (or cause its Affiliates to execute and deliver) to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably deem necessary (i) to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Purchased Assets and to assume the Assumed Liabilities, (ii) to the full extent permitted by Law, to put Purchaser in actual possession of the Purchased Assets and effectuate the assumption by Purchaser of the Assumed Liabilities, (iii) to effectuate the assumption by Purchaser of the Purchased Contracts in accordance with this Agreement and (iv) otherwise to consummate the transactions contemplated by this Agreement.

(b)            Following Closing, Purchaser will afford Seller, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records with respect to periods prior to Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i)  compliance with the requirements of any Governmental Authority or (ii) any Excluded Liabilities. Any information obtained by Seller in accordance with this Section 2.6(b) shall be held confidential by such Party in accordance with Section 5.3 of this Agreement. Following Closing, Purchaser will cooperate with and provide assistance to Seller, to the extent reasonably requested by Seller, with respect to lessor under the Ground Lease in connection with any Pre-Closing Environmental Liability.

(c)            No later than the Closing Date, Seller shall deliver any Books and Records that are not located at the Facility to Purchaser at the Facility or another location as designated by Purchaser in or near Deerfield, Illinois; provided, however, that Seller may retain written or electronic copies of the Books and Records.

Section 2.7            Withholding Purchaser shall not deduct or withhold from any amounts payable pursuant to this Agreement except to the extent such amounts are required to be deducted and withheld under applicable Tax Laws. If Purchaser becomes aware of any such obligation with respect to the payment of any amounts to Seller or any Affiliate thereof, Purchaser shall promptly provide written notice of such obligation to Seller at least ten (10) days prior to making such payment. The Parties shall reasonably cooperate in good faith to minimize the amounts that Purchaser is required to so deduct or withhold. To the extent that any amounts are deducted and withheld in accordance with the provisions of this Section 2.7, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Taxing Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth in Seller’s Disclosure Schedule, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true, complete and correct.

Section 3.1            Existence Each of Seller and any of its Affiliates party to any Transaction Agreement is a company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate or limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets and properties.

Section 3.2            Authority Each of Seller and any of its Affiliates party to any Transaction Agreement has full corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and any of its Affiliates party to any Transaction Agreement of this Agreement and the other Transaction Agreements to which it is or will be a party, and the performance by each of Seller and any of its Affiliates party to any Transaction Agreement of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary company action on the part of Seller or its applicable Affiliate.

Section 3.3            Binding Agreement This Agreement and the other Transaction Agreements to which it is or will be a party have been or will be when duly executed and delivered by each of Seller and any of its Affiliates party to such Transaction Agreement and, assuming due and valid authorization, execution and delivery thereof by Purchaser and each other party thereto, this Agreement and the other Transaction Agreements to which it is or will be a party are or will be when delivered valid and binding obligations of each of Seller and any of its Affiliates party to such Transaction Agreement enforceable against each of Seller and any of its Affiliates party to such Transaction Agreement in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) general equitable principles, including that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4            No Conflicts The execution and delivery by Seller of this Agreement do not, and the execution and delivery by each of Seller and any of its Affiliates of the Transaction Agreements to which it is or will be a party, the performance by each of Seller and any of its Affiliates of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not: (a) contravene, conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s or any of its Affiliates’ organizational documents; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Purchased Contract, or other Contract to which Seller or any of its Affiliates is party or by which Seller, any of its Affiliates or any of the Purchased Assets may be bound; (c) assuming compliance with the applicable requirements of the HSR Act, result in a violation of any Law applicable to Seller, any of its Affiliates or the Purchased Assets; or (d) result in the imposition or creation of any Lien upon any of the Purchased Assets, except in the case of clauses (b) through (d), where the failure of the foregoing to be true and correct, individually or in the aggregate, would not be material to the Business and the Purchased Assets as a whole.

Section 3.5            Approvals and Filings Except for the HSR Act filing and compliance with the applicable requirements of the HSR Act and as required in order to transfer any of the Transferred Permits, no material consent, approval or action of, filing with or notice to any Governmental Authority is required in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement or any of the other Transaction Agreements to which Seller or any of its Affiliates is a party or the consummation by Seller or any of its Affiliates of the transactions contemplated hereby or thereby.

Section 3.6            Financial Information

(a)            True, complete and correct copies of (i) the unaudited balance sheet of the Business as of September 30, 2022 and September 30, 2021 and the unaudited trial balances of the Business, in each case for the fiscal years ended September 30, 2022 (the “Balance Sheet Date”) and September 30, 2021, and (ii) the unaudited balance sheet of the Business as of December 31, 2022 and December 31, 2021 and the unaudited trial balances of the Business, in each case for the quarter ended December 31, 2022 and December 31, 2021 (collectively, the “Financial Statements”), have been delivered by Seller to Purchaser and are included in Section 3.6(a) of Seller’s Disclosure Schedule.

(b)            The Financial Statements, except as may be indicated in the notes thereto, if any, (i) were prepared from the books of account of Seller and its Affiliates, (ii) present fairly in all material respects the items reflected thereon, as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with the Accounting Standards consistently applied. The books of account of Seller and its Affiliates used for the Financial Statements are correct in all material respects and have been maintained in accordance with sound business and accounting practices and internal control procedures of Seller and its Affiliates.

(c)            No bonds, debentures, notes or other similar instruments were issued in connection with the Facility Lease.

Section 3.7            Liabilities Except for Liabilities (a) reflected in or reserved against on the Financial Statements (including the footnotes thereto), (b) set forth in Section 3.7 of Seller’s Disclosure Schedule, (c) incurred in the ordinary course of business or consistent with past practice since the Balance Sheet Date, (d) under any Purchased Contracts (other than as a result of a breach or default thereof by Seller), or (e) fees and expenses incurred in connection with the transactions contemplated hereby (which are Excluded Liabilities), there are no material Liabilities related to the Facility, the Business, the Purchased Assets or the Assumed Liabilities.

Section 3.8            Legal Proceedings As of the date of this Agreement, there are no Proceedings or Orders outstanding or pending in any court, arbitral tribunal, regulatory body, Governmental Authority or, to Seller’s Knowledge, threatened (i) against Seller or any of its Affiliates which could be reasonably expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements or (ii) with respect to the Facility, the Business, the Purchased Assets or the Assumed Liabilities, except as would not be considered material thereto.

Section 3.9           Compliance with Laws Seller, its Affiliates, agents and representatives are and have been in material compliance with all Laws applicable to the Business, the Facility and the Purchased Assets. None of Seller or any of its Affiliates have received written notification alleging that it is in material violation of any Law applicable to the Business, the Facility or the Purchased Assets. The representations and warranties set forth in this Section 3.9 do not apply to any matters with respect to Laws relating to Taxes, Environmental Laws, Laws regarding Employee Benefit Plans and related matters, Laws relating to employment and labor matters, and Permits.

Section 3.10         Title. Except as set forth on Section 3.10 of Seller’s Disclosure Schedule, Seller owns, possesses and will be conveying good and valid title to (or a valid leasehold, easement or license interest in) all the Purchased Assets (tangible and intangible), free and clear of all Liens, except Permitted Liens.

Section 3.11         Real Property

(a)            None of Seller or any of its Affiliates has ever owned fee title to the land underlying the Site.

(b)            Seller holds a valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Liens. Seller holds good and valid interests to all of the Easements, free and clear of all Liens other than Permitted Liens.

(c)            Section 3.11(c) of Seller’s Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all Leased Real Property and the Real Property Agreements. Other than the Real Property Agreements and except as listed on Section 3.11(c) of Seller’s Disclosure Schedule, neither Seller nor any of its Affiliates are party to any, and, to Seller’s Knowledge, there are no Contracts relating to the sale, exchange, lease, sublease, licensing, concession or transfer of the Leased Real Property (or any portion of the same). Seller has made available to Purchaser true and correct copies of each of the Real Property Agreements.

(d)            Each of the Real Property Agreements is the legal, valid and binding obligation of Seller and is in full force and effect and is enforceable in accordance with its terms against Seller and, to Seller’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity). Seller is not in material breach or default of any Real Property Agreement, and to Seller’s Knowledge, no other party to any Real Property Agreement is in material breach or default under any Real Property Agreement and no event has occurred which, after giving of notice, with lapse of time, or otherwise, would constitute a material default by Seller or, to Seller’s Knowledge, any other party to any Real Property Agreement.

(e)            Neither Seller nor, to Seller’s Knowledge, any other party to any Real Property Agreement, has commenced any action or given or received any notice for the purpose of terminating such Real Property Agreement. Neither Seller nor any of its Affiliates has received any written notice that any other party to any Real Property Agreement, and to Seller’s Knowledge, no other party to any Real Property Agreement, is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding.

(f)            The interests under the Real Property Agreements, including the Easements, constitute all of the real property interests used by Seller and its Affiliates in or necessary for the conduct of the Business as currently conducted.

(g)           There is no pending or, to Seller’s Knowledge, threatened (i) Proceeding regarding condemnation or other eminent domain Proceeding affecting Seller’s or its Affiliates’ interests in the Leased Real Property or (ii) sale or other disposition of such interests in the Leased Real Property in lieu of condemnation. No default exists by Seller or its Affiliates under any of the covenants, easements (including the Easements), restrictions or agreements affecting or encumbering Seller’s interest in the Real Property or any portion thereof, except to the extent any such default would not reasonably be expected to (i) materially impair or interfere with the continued use or occupancy of the Real Property in the conduct of the Business as currently conducted, or (ii) materially detract from the value of the Real Property.

(h)           Seller and its Affiliates have obtained all, licenses, easements and rights of way, certificates of occupancy, interconnection arrangements including proofs of dedication, required to use and operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated for the conduct of the Business as currently conducted.

(i)             As of the date hereof, either Seller obtains or one or more Third Parties supply the Leased Real Property, pursuant to the terms of the Ground Lease and Site Services Agreement, in all material respects with utilities and other services reasonably necessary for the operation of the Business as currently conducted. To Seller's Knowledge, no fact or condition exists, as of the date hereof, that would reasonably result in the termination or impairment of the furnishing of any such service to any of the Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services, which are required for the operation of the Business as currently conducted, except to the extent any such termination or impairment would not reasonably be expected to (i) materially impair or interfere with the continued use or occupancy of the Leased Real Property in the conduct of the Business as currently conducted, or (ii) materially detract from the value of the Leased Real Property. The Leased Real Property enjoys sufficient ingress and egress pursuant to the terms of the Easements for the operation of the Business as currently conducted, and, to Seller's Knowledge, no action has been instituted or is pending, threatened or contemplated that would materially impair such ingress and egress.

(j)             Except as expressly set forth on Section 3.11(j) of Seller’s Disclosure Schedule, neither Seller nor any of its Affiliates has granted, and, to Seller’s Knowledge, there are no outstanding options, rights of first refusal, rights of first offer or other similar rights to purchase any of the Leased Real Property, or any portion thereof or interest therein.

(k)            Seller has made available, or promptly following the date hereof shall make available, to Purchaser true and complete copies, to the extent in the possession or control of Seller or its Affiliates, of all the title insurance policies insuring Seller’s interest in the Real Property, title reports, surveys, certificates of occupancy and appraisals relating to or otherwise affecting the Leased Real Property.

Section 3.12         Absence of Certain Changes Since the Balance Sheet Date until the date hereof:

(a)            there has been no material damage, destruction, casualty or loss to the Purchased Assets that has not been remediated or repaired;

(b)            Seller and its Affiliates have operated and maintained the Facility and the Leased Real Property in the ordinary course of business consistent with past practice and conducted the Business in the ordinary course of business consistent with past practice (other than with respect to any COVID-19 Measures);

(c)            neither Seller nor any of its Affiliates has taken or failed to take any action that if taken after the date hereof would constitute a violation of Section 5.2(b); and

(d)            there has not been any change, development or condition which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13         Condition of Machinery and Equipment and Improvements

(a)           All material Machinery and Equipment are currently located on the Real Property or are temporarily offsite for maintenance, repair or storage in the ordinary course of business. The material Machinery and Equipment and Improvements are adequate for the uses to which they are being put. The material Machinery and Equipment and Improvements have been maintained in accordance with good business practices consistent with past practice and at least in the manner consistent with industry standards, ordinary wear and tear excepted.

(b)            Except as set forth on Section 3.13(b) of the Seller’s Disclosure Schedule, in the past three (3) years, there has been no malfunction, failure, continued substandard performance, downtime or other impairment of the Machinery and Equipment and Improvements that (i) has resulted or is reasonably likely to result in material disruption or damage to the Business and (ii) has not been remediated or repaired. Seller and its Affiliates have taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the material Machinery and Equipment and Improvements, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements, in each case, consistent with industry standards.

Section 3.14         Sufficiency of Assets. Except as set forth on Section 3.14 of Seller’s Disclosure Schedule, except for services that are contemplated by the Transition Services Agreement, and subject to the receipt of the necessary consents to transfer any Purchased Contracts and to transfer, assign, issue or reissue any Transferred Permits, the Purchased Assets and the Facility Permits are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.15         Material Contracts

(a)            Section 3.15(a) of Seller’s Disclosure Schedule sets forth a true, complete and correct list, as the date hereof, of each of the following Contracts of Seller or any of its Affiliates relating to the Facility or the Business or with respect to which the Purchased Assets may be bound, other than, in each case, the Real Property Agreement(s) (the “Material Contracts”), true, complete and correct copies of which (together with all amendments, supplements, schedules and exhibits) have heretofore been furnished to Purchaser:

(i)             Contracts (A) for transportation or sale of ammonia or carbon dioxide, (B) for the sale of any material assets other than Stores and Inventory, which are subject to clause (xv) of this Section 3.15, or (C) that grant a right or option to purchase any material asset;

(ii)            Contracts (other than agreements identified pursuant to Section 3.15(a)(i)) for the future provision of goods or services and requiring payments by a Seller or its Affiliates in excess of $3,000,000 per annum for each individual agreement;

(iii)           Contracts under which Seller or any of its Affiliates has imposed a security interest or other Lien on any of the assets of the Facility or Business, tangible or intangible;

(iv)          outstanding Contracts of guarantee or surety, direct or indirect, by Seller, or by any of its Affiliates, for the benefit of the Facility or the Business;

(v)           any Contract for consulting that provides for annual compensation by Seller in an amount in excess of $1,000,000 per annum and which is not cancelable on ninety (90) days’ or less advance notice without penalty;

(vi)          Contracts involving a derivative or financial swap, exchange, commodity option or hedge;

(vii)         Contracts that limit or purport to limit the Business’s freedom to compete in any line of business or with any Person or in any geographic area;

(viii)        partnership, joint venture, operating partnership or similar Contracts;

(ix)           any employee collective bargaining agreement, arrangement or other agreement with any labor union, labor organization, staff association, works council or other body of employee representatives (each such agreement or arrangement, a “Collective Bargaining Agreement”);

(x)            Purchased Contracts with a Governmental Authority, other than any rights-of-way or Transferred Permits;

(xi)           Purchased Contracts with any Affiliate of Seller;

(xii)          Contracts relating to the lease of vehicles, vessels and rolling stock used or held for use in connection with the Business;

(xiii)         Contracts relating to the transfer of ownership of or license or sublicense to material Intellectual Property used or held for use in connection with the Facility or the Business (including settlements, coexistence agreements and covenants not to sue, but excluding Contracts for commercial off-the-shelf software, non-disclosure agreements, and confidentiality agreements);

(xiv)         Joint Facility Agreements;

(xv)          Contracts relating to any carbon sequestration, capture or storage projects or arrangements (any such projects or arrangements, “CCS Projects”); and

(xvi)         to the extent not included elsewhere in this definition, Contracts for the supply of goods or services by or to the Seller that cannot be terminated on thirty (30) or fewer days’ notice without penalty and that provides for future payments to or by the Seller of more than $5,000,000 in the aggregate over the term of such Contract.

(b)            Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of Seller and its Affiliates and, to Seller’s Knowledge, of each other party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity), and no material term or condition thereof has been amended from the form thereof delivered to Purchaser or waived.

(c)            Neither Seller nor any of its Affiliates nor, to Seller’s Knowledge, any other party to any Material Contract is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract), in each case, except for breaches, violations or defaults as would not be material, individually or in the aggregate, to the Business.

Section 3.16          Permits.

(a)            Section 3.16(a) of Seller’s Disclosure Schedule sets forth all material Permits required under applicable Law in connection with the construction, ownership, operation, maintenance or use of the Facility, including, if applicable, any Permits held by other parties that, to Seller’s Knowledge, are necessary for the operation of the Facility (the “Facility Permits”).

(b)            Except as set forth in Section 3.16(b) of Seller’s Disclosure Schedule, Seller and its Affiliates are in compliance in all material respects with each Facility Permit and each Facility Permit (i) is in full force and effect, (ii) is not subject to any Proceeding or to any unsatisfied condition that (A) is not reasonably expected to be satisfied or (B) if not satisfied could reasonably be expected to allow material modification or revocation thereof and (iii) is final and all applicable appeal periods set forth in the Law pursuant to which such Facility Permit was issued have expired or terminated. To the extent required by applicable Law, Seller or its Affiliate (or such other party who holds such Facility Permit) has filed in a timely fashion for a renewal of the Facility Permits to allow Seller and its Affiliates to continue to operate the Facility in compliance in all material respects with applicable Law.

(c)            Except as set forth in Section 3.16(c) of Seller’s Disclosure Schedule, all of the Transferred Permits may lawfully (i) be transferred or assigned, or issued or reissued, to Purchaser on or prior to the Closing Date, by filing the required notices and obtaining any required consents or approvals, if necessary or (ii) if such transfer, assignment, issuance or reissuance cannot take place on or prior to the Closing Date, be transferred, assigned, issued or reissued after the Closing Date by filing the required notices and obtaining any required consents or approvals. The transfer of Seller’s and its Affiliates’ interests in each Transferred Permit to Purchaser shall not breach the terms thereof or result in the forfeiture or impairment of any rights thereunder.

Section 3.17         Insurance Section 3.17 of Seller’s Disclosure Schedule sets forth a true, complete and correct list and description of all insurance policies, in force on the date hereof with respect to the Facility or the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy in the past three (3) years. Seller and its Affiliates are covered by valid, outstanding and enforceable policies of insurance covering the Facility and the Business against risks of the nature normally insured against, and in coverage amounts consistent with good business practices consistent with past practice. All policies are in full force and effect, all premiums due thereon have been paid and Seller and its Affiliates are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (i) neither Seller nor any of its Affiliates has received any notice of cancellation or non-renewal of any such policy nor is the termination of any such policies threatened, (ii) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (iii) neither Seller nor any of its Affiliates has received any notice from any of its insurance carriers that any insurance premiums in respect of such policies will be increased in the future or that any insurance coverage presently provided for will not be available to Seller in the future on substantially the same terms as now in effect, and (iv) neither Seller nor any of its Affiliates has received notice that the Facility or any Machinery and Equipment or the operation thereof will not be insurable or will be subject to exclusions arising from actual or potential defects.

Section 3.18         Environmental Matters

(a)            Seller has made available to Purchaser any material environmental site assessment reports, studies and related documents relating to environmental conditions in connection with ownership, construction, operation or maintenance of the Facility, the Leased Real Property or the Business, in each case that are in the possession, custody or control of Seller and its Affiliates.

(b)            Except as set forth on of Section 3.18(b) of Seller's Disclosure Schedule, neither Seller nor any of its Affiliates is subject to any material Order relating to (i) compliance with Environmental Law or (ii) investigation or cleanup of Hazardous Materials under any Environmental Law, in each case relating to the Leased Real Property, the Facility, the Business or the Site.

(c)            There are no Proceedings pending or, to Seller’s Knowledge, threatened in writing, against Seller, its Affiliates or their respective contractors, agents and representatives under any Environmental Law relating to the Leased Real Property, the Facility or the Business.

(d)            Each of Seller, its Affiliates and their respective contractors, agents and representatives, (i) is, and during the past five (5) years has been, in compliance in all material respects with all applicable Environmental Laws with respect to the Leased Real Property, the Facility and the Business and (ii) is in material compliance with any Joint Facility Agreements relating to environmental matters.

(e)            Except as set forth in Section 3.18(e) of Seller’s Disclosure Schedule, none of Seller or its Affiliates or, to Seller’s Knowledge, their respective contractors, agents or representatives, or to Seller’s Knowledge, any other Person, has released any Hazardous Materials on, beneath or under the Leased Real Property, except for Releases of Hazardous Materials that could not reasonably be expected to result in a claim or a requirement to engage in a material Remediation pursuant to applicable Environmental Laws.

(f)            Except as provided in the Purchased Contracts, neither Seller nor any of its Affiliates has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any Liabilities relating to the Leased Real Property, the Facility or the Business arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws.

Section 3.19         Labor Matters

(a)            Section 3.19(a) of Seller’s Disclosure Schedule sets forth a true, complete and correct list of all Facility Employees, stating such employee’s (i) name or employee identification number, (ii) job title or position, (iii) employing entity, (iv) salary or wage rate, (v) target bonus, if applicable, (vi) full-time or part-time status, (vii) exempt or non-exempt status, (viii) active or leave status (and, if on leave, the nature of the leave and the expected return date) and (ix) union status, as such list may be updated in accordance with Section 10.4.

(b)            All of the Facility Employees are employees of Seller or one of its Affiliates. Other than the Facility Employees set forth in Section 3.19(b) of Seller’s Disclosure Schedule, there are no employees of Seller or any of its Affiliates who are primarily assigned to, or provide services primarily with respect to, the Business.

(c)            Other than the Union Agreement, neither Seller nor any of its Affiliates is party to, or bound by, any employee Collective Bargaining Agreement, arrangement or other agreement with any labor union or labor organization representing Facility Employees and no Facility Employee is represented by any labor organization in connection with his or her employment with the Seller or one of its Affiliates.

(d)           During the past three (3) years, Facility Employees have not been made subject to a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. During the past three (3) years, to Seller’s Knowledge, there have been no labor union organizing activities with respect to any Facility Employee.

(e)            During the past three (3) years, there have been no actual or, to Seller’s Knowledge, threatened, arbitrations, material grievances, material actual labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Facility with respect to any current or former Facility Employee.

(f)            During the past three (3) years, there have been no unfair labor charges against Seller and its Affiliates (with respect to Facility Employees), as defined in the National Labor Relations Act.

(g)            Seller and its Affiliates (with respect to Facility Employees) are, and in the last three (3) years have been, in compliance in all material aspects with all applicable Laws relating to employment and employment practices, including terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors as non-employees, and the classification of employees as exempt or non-exempt from the overtime pay requirement of the federal Fair Labor Standards Act and similar applicable laws), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(h)            Neither Seller nor any of its Affiliates is delinquent in any material respect in payments to any Facility Employees for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.

(i)             No Facility Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Seller or any of its Affiliates or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Seller or one of its Affiliates or (B) to the knowledge or use of trade secrets or proprietary information.

(j)             Neither Seller nor any of its Affiliates is party to a settlement agreement with a current or former officer, employee or independent contractor of Seller that involves allegations relating to sexual harassment by a Facility Employee. To Seller’s Knowledge, in the last five (5) years, no allegations of sexual harassment have been made against any Facility Employee.

Section 3.20         Employee Benefit Plans

(a)            Section 3.20(a) of Seller’s Disclosure Schedule sets forth a true, complete and correct list of each Employee Benefit Plan to which Facility Employees are eligible to participate. With respect to each Employee Benefit Plan, Seller has delivered to Purchaser, to the extent applicable, true, complete and correct copies of the following: (i) the current plan document and all amendments thereto (or, if such Employee Benefit Plan is not in writing, a written description of the material terms thereof) and the most recent summary plan description and (ii) all material non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other applicable Governmental Authority in the preceding three (3) years relating to the Employee Benefit Plans.

(b)            Each Employee Benefit Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code.

(c)            No Employee Benefit Plan is, or has ever been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iii) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Seller or its ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Seller or its ERISA Affiliates of incurring any such liability, other than any liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)            No Employee Benefit Plan, fiduciary of any Employee Benefit Plan or administrator of any Employee Benefit Plan has taken any action, or failed to take any action, which action or failure could subject Buyer to any material liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Employee Benefit Plan. No fiduciary who is a Facility Employee has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Employee Benefit Plan.

(e)            Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination or opinion letter from the IRS and nothing has occurred that would adversely affect the qualified Tax-exempt status of such Qualified Benefit Plan and any related trust.

(f)             Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder with respect to Seller and its Affiliates so as to avoid any Tax, penalty or interest under Section 409A of the Code being assessed against Seller or any of its Affiliates and (ii) been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder except, in each case, for noncompliance that would not result in Liability to the Business or a Facility Employee.

(g)            Neither the execution nor delivery of this Agreement, approval of this Agreement by Seller, nor the consummation of the contemplated transactions shall (either alone or in combination with the occurrence of any additional or subsequent events): (i) accelerate the time of payment or vesting or increase the amount due under any of the Employee Benefit Plans or result in any other obligation under any Employee Benefit Plan, including any obligation to set aside funds for the benefit of any Facility Employee; (ii) entitle any Facility Employee to severance, retention, bonus, change of control or similar compensation or (iii) result in the payment to any Facility Employee of any money or other property. There is no Employee Benefit Plan or other agreement, plan or arrangement (written or otherwise) that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by reason of Section 280G of the Code. No Employee Benefit Plans provide for a “gross-up” or reimbursement of Taxes incurred under Section 4999 or 409A of the Code.

(h)            No Employee Benefit Plan provides any medical, dental, vision, disability or life insurance benefits to employees following retirement or termination of employment.

(i)             Neither Seller nor any of its ERISA Affiliates maintains, sponsors, contributes to, or has ever maintained, sponsored, contributed to, or been required to contribute to, any Multiemployer Plans on behalf of any current or former Facility Employees.

Section 3.21            Intellectual Property

(a)            Section 3.21(a) of Seller’s Disclosure Schedule sets forth a true, complete and correct list of all issued patents, registered trademarks, domain names and registered copyrights, and pending applications for any of the foregoing included in the Transferred Intellectual Property. Seller or any of its Affiliates is the sole and exclusive owner of all Transferred Intellectual Property free and clear of all Liens (other than Permitted Liens) and all such Transferred Intellectual Property is, to the Knowledge of Seller, valid, subsisting and enforceable.

(b)           To Seller’s Knowledge, Seller or any of its Affiliates owns all right, title and interest in all of the Transferred Intellectual Property. Neither Seller nor any of its Affiliates owns or otherwise has, or has acquired specifically for the purposes of the Facility or the Purchased Assets, any right to use any Intellectual Property that is used in or is necessary, required or beneficial for the ownership, construction, operation or maintenance of the Facility, other than such as may be included in the Purchased Assets.

(c)            To Seller’s Knowledge, the ownership, construction, operation and maintenance of the Facility and the conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate (and has not infringed upon, misappropriated or otherwise violated (such as through contributory infringement or inducement to infringe)), either directly or indirectly, any Intellectual Property rights of any third party, and neither Seller nor any of its Affiliates has received written notice by any Person of any pending or threatened Proceedings or Orders (i) alleging infringement, misappropriation or other violation by Seller or any of its Affiliates of Intellectual Property rights of any Person or (ii) challenging Seller’s or any of its Affiliates’ ownership or use of, or the validity, enforcement, registrability or maintenance of, any Transferred Intellectual Property.

(d)            No Person has infringed upon, misappropriated, or otherwise violated any Transferred Intellectual Property in any material respect. There are no pending or threatened Proceedings or Orders by Seller, its Affiliates or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Transferred Intellectual Property.

(e)            Seller and its Affiliates take, and have taken, all reasonable steps consistent with industry practice to maintain the confidentiality of all material trade secrets included in the Transferred Intellectual Property.

(f)            Seller and its Affiliates have complied in all material respects with all applicable Laws and all internal and publicly posted policies, notices and statements concerning the collection, use, processing, storage, transfer, and security of personal information in connection with the Facility or the Business. To Seller’s Knowledge, neither Seller nor any of its Affiliates has (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority concerning Seller’s or any of its Affiliates’ collection, use, processing, storage, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the Facility or the Business.

(g)            There has been no material failure, breakdown, performance reduction, disruption, compromises or other adverse event that materially adversely affected the Facility or the Business of Seller or any of its Affiliates with respect to any Transferred IT Systems owned or controlled by Seller or any of its Affiliates within the past twelve (12) months.

(h)            Seller and its Affiliates have implemented and maintain reasonable backup, security, confidentiality and disaster recovery measures with respect to the Transferred IT Systems consistent with industry practices.

Section 3.22         Tax

(a)            (i) Seller and its Affiliates have filed (or have caused to be filed) when due (taking into account all permitted extensions) all material Tax Returns required to be filed with respect to the Purchased Assets and Assumed Liabilities and paid (or caused to be paid) in full all material Taxes required to be paid with respect to the Purchased Assets and Assumed Liabilities; and (ii) such Tax Returns were true, complete and correct in all material respects and were prepared in the manner required by applicable Laws. Neither Seller nor any of its Affiliates has received any notice that any material Taxes with respect to the Purchased Assets or Assumed Liabilities are owing that have not been paid.

(b)            True, complete and correct copies of all Tax Returns and all schedules thereto filed with respect to the Business, the Purchased Assets and the Assumed Liabilities and copies of all written communications to or from any Taxing Authority with respect to the Business, any Purchased Asset or any Assumed Liability for the past three (3) prior taxable years have been made available to Purchaser for inspection.

(c)            Neither Seller nor any of its Affiliates has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Tax of the Business or with respect to the Purchased Assets or Assumed Liabilities.

(d)            There are no material assessments, levies or Proceedings pending, or to Seller’s Knowledge, threatened, proposed or contemplated, and no written notice of any material Tax deficiency outstanding, or assessed has been received, in each case, against the Business or with respect to the Purchased Assets or Assumed Liabilities by any Taxing Authority.

(e)            Seller and its Affiliates have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party of the Business.

(f)             There are no Liens for Taxes other than Permitted Liens upon any of the Purchased Assets.

(g)            There are no outstanding extensions or waivers of the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Purchased Assets or Assumed Liabilities.

Section 3.23         Inventories (a) The Ammonia Inventory meets the quality standards set forth in Section 3.23 of Seller’s Disclosure Schedule, and (b) the Stores and Inventory is usable in the ordinary course of business consistent with past practice.

Section 3.24        Certain Business Practices None of Seller, any of Seller’s Affiliates, or any of their respective directors, officers, or, to the Knowledge of the Seller, any of their respective agents or employees has, on behalf of the Business (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other national, federal, state, local, supranational or foreign anti-corruption or anti-bribery Law applicable to the Facility, the Business, Seller or any of Seller’s Affiliates.

Section 3.25         Brokers Seller and its Affiliates have not incurred, and will not incur, any liability for a finder’s fee, brokerage commission or similar payment relating to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates will have any responsibility.

Section 3.26        Disclaimer of Seller EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE III OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO Section 2.5(b)(viii) (IN EACH CASE, AS QUALIFIED BY SELLER’S DISCLOSURE SCHEDULE), NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR OTHER REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING TO THE BUSINESS (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY RELATING TO FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS) TO PURCHASER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR OTHER REPRESENTATIVES, AND SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES AND ALL LIABILITY AND RESPONSIBILITY WITH RESPECT TO SUCH OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING WITH RESPECT TO ALL PROJECTIONS, FORECASTS, ESTIMATES, FINANCIAL STATEMENTS, FINANCIAL INFORMATION, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO PURCHASER OR ANY OF PURCHASER’S AFFILIATES OR REPRESENTATIVES, INCLUDING OMISSIONS THEREFROM, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE III OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO Section 2.5(b)(viii) (IN EACH CASE, AS QUALIFIED BY SELLER’S DISCLOSURE SCHEDULE).

Article IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as specifically set forth in Purchaser’s Disclosure Schedule, Purchaser hereby represents and warrants to Seller that all of the statements contained in this Article IV are true, complete and correct.

Section 4.1           Existence Each of Purchaser and any of its Affiliates party to any Transaction Agreement is a company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate or limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets and properties.

Section 4.2           Authority Each of Purchaser and any of its Affiliates party to any Transaction Agreement has full corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and any of its Affiliates party to any of this Agreement and the other Transaction Agreements to which it is or will be a party, and the performance by each of Purchaser and any of its Affiliates party to any Transaction Agreement of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary company action on the part of Purchaser or its applicable Affiliate.

Section 4.3           Binding Agreement This Agreement and the other Transaction Agreements to which it or any of its Affiliates is or will be a party have been or will be when duly executed and delivered by each of Purchaser and any of its Affiliates party to such Transaction Agreement, and, assuming due and valid authorization, execution and delivery thereof by Seller and each other party thereto, this Agreement and the other Transaction Agreements to which it or any of its Affiliates is or will be a party are or will be when delivered valid and binding obligations of each of Purchaser and any of its Affiliates party to such Transaction Agreement enforceable against each of Purchaser and any of its Affiliates party to such Transaction Agreement in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) general equitable principles, including that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4           No Conflicts The execution and delivery by each of Purchaser and any of its Affiliates party hereto of this Agreement do not, and the execution and delivery by each of Purchaser and any of its Affiliates of the Transaction Agreements to which it is or will be a party, the performance by each of Purchaser and any of its Affiliates of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not: (a) contravene, conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser’s or any of its Affiliates’ organizational documents; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Purchaser and any of its Affiliates is a party or by which any of its assets and properties may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (c) assuming compliance with the applicable requirements of the HSR Act, result in a material violation of any Law applicable to Purchaser, any of its Affiliates or any of their assets and properties.

Section 4.5           Approvals and Filings Except for the HSR Act filing and compliance with the applicable requirements of the HSR Act and as required in order to transfer any of the Transferred Permits, no material consent, approval or action of, filing with or notice to any Governmental Authority is required in connection with the execution, delivery and performance by Purchaser or any of its Affiliates of this Agreement or any of the other Transaction Agreements to which Purchaser or any of its Affiliates is a party or the consummation by Purchaser or any of its Affiliates of the transactions contemplated hereby or thereby.

Section 4.6           Legal Proceedings As of the date of this Agreement, there are no Proceedings or Orders outstanding or pending in any court, arbitral tribunal, regulatory body, Governmental Authority or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates which could be reasonably expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements.

Section 4.7           No Foreign Person Purchaser is not a “foreign person” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Purchaser does not permit any foreign person affiliated with Purchaser, whether affiliated as a limited partner or otherwise, to obtain through Purchaser any of the following with respect to Seller: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Seller; (b) membership or observer rights on the board of directors or equivalent governing body of Seller or the right to nominate an individual to a position on the board of directors or equivalent governing body of Seller; (c) any involvement, other than through the voting of shares, in substantive decision making of Seller regarding (i) the use, development, acquisition, or release of “critical technologies” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Seller, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of Seller (as defined in the DPA).

Section 4.8           Financing Purchaser has, and on the Closing Date will have, immediately available sufficient funds to pay the Purchase Price in cash as contemplated by, and on the terms and subject to the conditions set forth in, this Agreement.

Section 4.9           Brokers Purchaser and its Affiliates have not incurred, and will not incur, any liability for a finder’s fee, brokerage commission or similar payment relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates will have any responsibility.

Section 4.10         Information; Representations and Warranties

(a)            Seller has provided Purchaser with such access to the Facilities, Books and Records and personnel of the Business as Purchaser has deemed necessary and appropriate in order for Purchaser to investigate to its satisfaction the Business sufficiently to make an informed decision to enter into this Agreement. Purchaser (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Business and is capable of bearing the economic risks of such purchase.

(b)            PURCHASER ACKNOWLEDGES AND AGREES THAT (I) NONE OF SELLER OR ANY OF ITS AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO Section 2.5(b)(viii) (IN EACH CASE, AS QUALIFIED BY SELLER’S DISCLOSURE SCHEDULE), (II) NONE OF PURCHASER, ANY OF ITS AFFILIATES AND ANY OF ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS AND OTHER REPRESENTATIVES, HAS RELIED ON OR IS RELYING ON ANY REPRESENTATION, WARRANTY OR STATEMENT OF ANY KIND BY SELLER OR ANY OF ITS AFFILIATES, AGENTS OR OTHER REPRESENTATIVES, OR ANY OTHER PERSON, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO Section 2.5(b)(viii) (IN EACH CASE, AS QUALIFIED BY SELLER’S DISCLOSURE SCHEDULE), AND (III) EACH OF SELLER AND ITS RESPECTIVE AFFILIATES, AGENTS AND OTHER REPRESENTATIVES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN ARTICLE III OR THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO Section 2.5(b)(viii) (IN EACH CASE, AS QUALIFIED BY SELLER’S DISCLOSURE SCHEDULE).

Article V.
COVENANTS

Section 5.1           Efforts

(a)           Subject to the terms and conditions of this Agreement, each of Seller and Purchaser will, and will cause their Guarantors and the subsidiaries of their respective Guarantors to, cooperate with each other and use their respective commercially reasonable efforts to consummate the transactions contemplated by this Agreement prior to the Outside Date, including using commercially reasonable efforts to: (i) transfer or assign to, or have issued or reissued in the name of, Purchaser all Transferred Permits; provided, that if the transfer or assignment, issuance or reissuance of such Transferred Permits cannot be completed until after the Closing Date or is not required to be completed until after the Closing Date pursuant to applicable Law, Purchaser and Seller shall continue to take commercially reasonable efforts to complete the transfer, assignment, issuance or reissuance of such Transferred Permits after the Closing Date; (ii) obtain all actions or non-actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods, and other confirmations from any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement (each a “Consent”); (iii) prepare and make, as promptly as reasonably practicable, all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents with any Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement; (iv) supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any Consent or any Antitrust Law (including pursuant to a “second request,” civil investigative demand or similar request pursuant to the HSR Act or any other Antitrust Law); and (v) defend, contest and resist any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated by this Agreement, including through pursuing litigation on the merits, seeking to have promptly vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that would delay, impede, prohibit or make unlawful the consummation of the transactions contemplated by this Agreement prior to the Outside Date, and pursuing avenues of administrative and judicial appeals thereof. Each of the Parties shall, and, as applicable, shall cause its Affiliates to, in consultation and cooperation with the other Party and as promptly as reasonably practicable (but in no event later than twenty (20) Business Days following the date of this Agreement, unless a later date is agreed in writing by the Parties), make its respective filings under the HSR Act. Each Party shall not, and shall cause their Guarantors and the subsidiaries of their respective Guarantors not to, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (B) enter into any timing agreement with any Governmental Authority to delay the consummation of, or not to close before a certain date, any of the transactions contemplated by this Agreement.

(b)            Purchaser shall have the right to devise, control and direct the strategy and timing for, and make all material decisions relating to (and shall take the lead in all meetings and communications with any Governmental Authority relating to), obtaining any Consent contemplated by this Section 5.1, including defending and resolving any lawsuits or other Proceedings related to any such Consent; provided that Purchaser shall consult with Seller and consider its views in good faith. Each of the Parties shall, and shall cause its Affiliates to, provide to the other Party in advance for its review, consult and cooperate with the other Party with respect to, and consider in good faith the other Party’s comments in connection with, any proposed analyses, appearances, presentations, white papers, advocacy materials, memoranda, briefs, arguments, opinions and proposals made or submitted by, or on behalf of, such Party in connection with any request, inquiry or investigation by any Governmental Authority in connection with Antitrust Laws or any lawsuits or other Proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the Parties agree, and shall cause their Affiliates, (i) to furnish to the other such information and assistance as the other may reasonably request in connection with obtaining any Consent or any lawsuits or other Proceedings under or relating to Antitrust Laws, (ii) to give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (iii) to the extent permitted by such Governmental Authority, give each other an opportunity to participate in each of such meetings, (iv) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (v) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other Party of the substance of such communication, (vi) to provide each other with a reasonable advance opportunity to review and comment upon, and to consider in good faith the other Party’s comments in connection with, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority relating to any Antitrust Laws and (vii) to provide each other with copies of all substantive written communications to or from any Governmental Authority relating to any Antitrust Laws. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material,” and also may redact the material as necessary to (A) remove personally sensitive information; (B) remove references concerning valuation; (C) comply with contractual arrangements; (D) address legal privilege or other confidentiality concerns; or (E) comply with applicable Law.

(c)            Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Purchaser or any of its Affiliates (i) to agree to or to sell, license, hold separate, divest, dispose of, discontinue, encumber, limit or otherwise take any action (including agreeing to or otherwise implementing any “behavioral remedies”) with respect to Purchaser’s or any of its Affiliates’ ability to own or operate or otherwise conduct the business of (A) any assets, properties, businesses, products or rights of Purchaser or any of its Affiliates or (B) the Purchased Assets, the Facility or the Business or (ii) agree to or otherwise implement any modification or waiver of the terms and conditions of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

(d)            Subject to the terms and conditions of this Agreement, each Party agrees to use its commercially reasonable efforts to obtain any other consents, approvals and authorizations from Persons not contemplated by Section 5.1(a) and otherwise not related to Antitrust Laws that may be required in connection with the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement to the contrary, but subject to the remaining provisions of this Section 5.1(d), this Agreement shall not constitute an agreement to contribute, convey, assign, transfer or deliver to Purchaser any Purchased Assets or any claim or right or any benefit arising thereunder or resulting therefrom, or the assumption of any Assumed Liabilities, if a contribution, conveyance, assignment, transfer, delivery or assumption thereof, or an agreement to do any of the foregoing, without the consent of Persons not contemplated by Section 5.1(a), would constitute a breach or other contravention of obligations to such Person or be ineffective or a violation of Law. Seller agrees that in the event that any such consent, approval or authorization is not obtained prior to the Closing, Seller shall after the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If any consent, approval or authorization that cannot be obtained relates to a Purchased Contract, Seller shall, and shall cause its Affiliates to, hold the Purchased Contract in trust for Purchaser and provide Purchaser with the rights and benefits of such Purchased Contract for the term of such Purchased Contract, and, to the extent Seller provides such rights and benefits, Purchaser shall assume all obligations and burdens thereunder. For so long as Seller is holding such Purchased Contract in trust for Purchaser, Seller shall act only in accordance with the directions of Purchaser with respect to such Purchased Contract, and Seller shall indemnify and hold harmless Purchaser for any and all Losses arising out of any Third Party Claim resulting from any breach or alleged breach of any such Purchased Contract listed on Schedule I Part B as a result of the transactions contemplated by this Agreement, including the arrangements contemplated in this Section 5.1(d). Notwithstanding the foregoing, any such Contract shall be contributed, conveyed, assigned, transferred and delivered to or assumed by Purchaser at such time in the future as the requisite Third Party consent is obtained (or no longer required).

(e)           Purchaser agrees that, between the date of this Agreement and the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VII, it shall not, and shall ensure that none of Purchaser's Guarantor or any of its subsidiaries shall, consummate or enter into any agreement providing for, any investment or acquisition that would reasonably be expected to materially delay or prevent the satisfaction of any of the closing conditions set forth in Article VI or the consummation of the transactions contemplated by this Agreement.

Section 5.2           Covenants Relating to Conduct of Business

(a)            From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article VII (the “Interim Period”), except (i) as set forth in Section 5.2(a) of Seller’s Disclosure Schedule, (ii) as required by applicable Law, (iii) as required or reasonably necessary to comply with any COVID-19 Measures, (iv) as expressly required by the terms of this Agreement and (v) as Purchaser may otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, (A) operate and maintain the Facility and the Leased Real Property in the ordinary course of business consistent with past practice, (B) conduct the Business in the ordinary course of business consistent with past practice and (C) use commercially reasonable efforts to keep available the services of employees and agents of the Business and maintain its relations and goodwill with its suppliers, customers and other Persons having relationships with the Business. Notwithstanding the foregoing, prior to taking, or omitting to take, any action required or reasonably necessary to comply with any COVID-19 Measures, Seller shall notify Purchaser of such action (or omission) and consider in good faith any suggestions of Purchaser with respect to such action (or omission).

(b)           Except as (i) set forth in Section 5.2(b) of Seller’s Disclosure Schedule, (ii) required by applicable Law or (iii) expressly required by the terms of this Agreement, during the Interim Period, Seller shall not, and shall not permit any of its Affiliates to, solely with respect to the Facility, the Business, the Purchased Assets and the Assumed Liabilities, do any of the following without the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of Purchaser:

(i)            sell, assign, lease, sublease, license, transfer or otherwise dispose of (other than the sale of inventory or obsolete or defective assets, in each case, in the ordinary course of business consistent with past practice), any assets of the Business, or encumber any such assets, except for encumbrances that are Permitted Liens;

(ii)           except as required by the Accounting Standards, change any method of accounting or accounting practice or policy or internal control procedures;

(iii)          except as required under an Employee Benefit Plan, grant, implement or announce any increase or decrease in the salaries, wage rates, bonuses, incentive compensation, other variable pay or compensation or other benefits payable by Seller or any of its Affiliates to any Facility Employee;

(iv)          establish, adopt or amend any Employee Benefit Plan;

(v)           abandon, sell, exclusively license, lease, cancel, intentionally permit to lapse, or otherwise dispose of any rights to any Transferred Intellectual Property;

(vi)          fail to renew, or otherwise permit to lapse, any Facility Permit;

(vii)         waive, settle or compromise any rights, claims, counterclaims, indemnities, causes of action, defenses or rights of set-off relating to the Purchased Assets, the Facility or the Business, other than those involving only the payment of monetary damages not in excess of $200,000 individually or $2,000,000 in the aggregate (excluding amounts to be paid under insurance policies) which will be paid in full by Seller prior to the Closing;

(viii)        hire any person who would be a Facility Employee or engage any other individual to serve as an independent contractor or consultant in connection with the Business other than the hiring of a new Facility Employee in the ordinary course of business for purposes of replacing a Facility Employee whose employment has terminated; provided, that employment terms, including compensation and benefits, of such newly hired Facility Employee shall be substantially similar to the employment terms applicable to the terminated Facility Employee as of the date of termination;

(ix)           transfer any Facility Employee to another business unit or terminate the employment, or layoff, of any Facility Employee other than for cause;

(x)            waive the restrictive covenant obligations of any current or former Facility Employees or independent contractors;

(xi)           modify, extend or enter into any Collective Bargaining Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Facility Employees;

(xii)          enter into, extend, renew, waive any rights under, materially amend, modify cancel or terminate (unless such Material Contract terminates in accordance with its terms as in effect on the date hereof) any Material Contract or agreement which if entered into after the date hereof would be a Material Contract;

(xiii)         acquire any material asset or property (whether real or personal) to be used or held for use in connection with the Facility or the Business other than for capital expenditures in accordance Section 5.2(b)(xiv);

(xiv)         (A) except as set forth in the Business’ capital expenditure budget attached hereto as Exhibit G (the “Capex Budget”), make or commit to make capital expenditures (or undertake any Liability for capital expenditures) in excess of $3,000,000 or $15,000,000 in the aggregate, or (B) cancel or delay or decrease capital expenditures in respect of any capital expenditures reflected in the Capex Budget;

(xv)          acquire, lease, sublease, assign, transfer, license or otherwise dispose of any Leased Real Property;

(xvi)         enter into, extend, renew, waive any rights under, amend, modify, cancel or terminate, any (A) Real Property Agreement (or agreement which if entered into after the date hereof would be a Real Property Agreement) or (B) Permitted Lien to which the Leased Real Property is subject;

(xvii)        fail to maintain in full force and effect in accordance with its terms and without material amendment or modification any insurance policies covering the Purchased Assets, the Facilities or the Business without securing renewal or replacement insurance that, in the aggregate, provides materially comparable coverage;

(xviii)       take any actions to amend or change the current zoning of the Leased Real Property (including in any respect of any zoning variances and/or special exceptions of the Leased Real Property) or to apply for, pursue, accept or obtain any development entitlements from any Governmental Authority (or enter into any agreements relating thereto); or

(xix)         agree to take any of the actions specified in this Section 5.2(b).

provided, however, that, in the case of an emergency for the safety of individuals or the environment, Seller may take commercially reasonable actions that would otherwise be prohibited by this Section 5.2(b) in order to prevent the occurrence of, or mitigate existence of, the emergency situation; provided, further, that Seller shall, to the extent reasonably practicable, consult in good faith with the Purchaser before taking any such action in connection with the occurrence of such emergency, and, to the extent not reasonably practicable, provide prompt notice to Purchaser upon the occurrence of such emergency and upon the taking of such action(s).

(c)            Nothing contained in this Agreement shall be construed to give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise, in accordance with the terms of this Agreement, such control and supervision of the Business.

Section 5.3           Confidentiality

(a)            Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of that certain confidentiality agreement between an Affiliate of Purchaser and Seller’s Guarantor, dated as of April 2, 2020, and reinstated and extended on October 26, 2022 (the “Confidentiality Agreement”); provided that effective upon the Closing, Purchaser’s obligations under the Confidentiality Agreement shall terminate.

(b)            (i) Prior to the Closing, except in the ordinary course of business consistent with past practice, and (ii) from and after the Closing, Seller hereby agrees with Purchaser that it shall not, and shall not permit its Affiliates or their respective directors, officers, employees or representatives to, without the prior written consent of Purchaser, disclose to any third party, or use for any purpose, any confidential or proprietary information included in or to the extent relating to the Facility, the Business, the Purchased Assets or the Assumed Liabilities (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller or its Affiliates or their respective directors, officers, employees or representatives from and after the Closing, from a third party source that is not known by Seller, after reasonable inquiry, to be under any obligations of confidentiality in respect of such information or (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof). The immediately preceding sentence shall not prohibit Seller, its Affiliates or any of their respective directors, officers, employees or representatives from disclosing Confidential Business Information that Seller, any of its Affiliates or its or their directors, officers, employees or representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) or requested by any Governmental Authority with jurisdiction over such Person to disclose (provided that Seller will provide Purchaser with prompt written notice of such request so that Purchaser may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 5.3(b)).

(c)            Seller or its applicable Affiliate shall within two (2) Business Days after the execution of this Agreement, (i) deliver a written notice requesting the prompt return or destruction of all confidential information concerning the Facility, the Purchased Assets or the Business to each counterparty to any non-disclosure, confidentiality or similar agreement between Seller or such Affiliate, on the one hand, and any potential acquirer of the Facility, the Purchased Assets or Business, on the other hand, entered into as part of the current sale process, other than the Confidentiality Agreement (each such other confidentiality agreement, a “Process NDA”), and (ii) terminate any data room or other diligence access to each counterparty (and its representatives) and potential acquirer (and its representatives).

Section 5.4           Access to Information

(a)            Subject to any applicable COVID-19 Measures, during the Interim Period, Seller shall, and shall cause its Affiliates to, afford to Purchaser, its Affiliates and their respective directors, officers, employees, representatives, agents or consultants (including any surveyor), reasonable access, upon reasonable notice during normal business hours, to the Facility, the Business, the Leased Real Property, the Books and Records, and the directors, officers, employees or representatives of Seller and its Affiliates related to the Facility and the Business; provided, however, that such access shall not be construed to include any right to conduct any sampling or testing of environmental media without the prior written consent of Seller; provided, further, that Purchaser shall abide by Seller’s environmental, health and safety rules and operating policies (including the execution and delivery of any documentation or paperwork (e.g., boarding agreements or liability releases) with respect to Purchaser’s access) while conducting any of the activities contemplated hereunder. Notwithstanding the foregoing, Seller and its Affiliates shall not be required to disclose any information under this Section 5.4(a) if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Law; provided that, in each such case, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to put in place an arrangement to permit such disclosure without jeopardizing such privilege or violating such Law.

(b)           (i) PURCHASER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, AS APPLICABLE, WAIVE AND RELEASE ALL DAMAGES AGAINST SELLER AND ITS AFFILIATES AND REPRESENTATIVES FROM, AND (ii) PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES AND REPRESENTATIVES FROM AND AGAINST ALL DAMAGES TO SELLER, ITS AFFILIATES, ITS EMPLOYEES AND ITS REPRESENTATIVES (INCLUDING DAMAGES ACTUALLY INCURRED BY SELLER AND OWING TO CORNERSTONE CHEMICAL COMPANY AS A RESULT OF AGREEMENTS BETWEEN SELLER AND CORNERSTONE CHEMICAL COMPANY) RESULTING FROM OR RELATING TO THE ACTIVITIES OF PURCHASER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES UNDER THIS SECTION 5.4 IN CONNECTION WITH PHYSICAL ACCESS OF ANY SUCH REPRESENTATIVES TO THE FACILITY DURING THE INTERIM PERIOD; PROVIDED, THAT SUCH LIABILITY DOES NOT RELEASE SELLER, ITS AFFILIATES, AND ITS REPRESENTATIVES FROM ANY CLAIMS (INCLUDING CLAIMS FOR CONTRIBUTION OR INDEMNITY) TO THE EXTENT THAT SUCH DAMAGE ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, PURCHASER'S FOREGOING RELEASE OF SELLER AND ITS AFFILIATES AND REPRESENTATIVES AND PURCHASER'S FOREGOING INDEMNIFICATION OBLIGATION SHALL NOT APPLY TO ANY DAMAGES, LOSSES OR CLAIMS ARISING FROM THE DISCOVERY OF ANY PRE-EXISTING CONDITION OF THE SITE, INCLUDING ANY ENVIRONMENTAL CONDITIONS, UNLESS AND TO THE EXTENT THE ACTIVITIES OF PURCHASER EXACERBATE SUCH PRE-EXISTING CONDITION. THE FOREGOING INDEMNIFICATION OBLIGATION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT UNTIL THE APPLICABLE STATUTE OF LIMITATIONS FOR ANY CLAIMS THAT COULD ARISE AS A RESULT OF ACTIVITIES TAKEN BY PURCHASER AND ITS REPRESENTATIVES PURSUANT TO THIS SECTION 5.4 BARS SUCH CLAIMS.

Section 5.5            Publicity Prior to the Closing, neither Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 5.6            Non-Solicitation For a period of eighteen (18) months from the Closing Date, without the prior written consent of Purchaser, as to any individual who (i) is, or within the last six (6) months was, a Facility Employee or an independent contractor of the Business, (ii) was a Facility Employee or an independent contractor of the Business as of the date of this Agreement or (iii) would have been a Facility Employee or an independent contractor of the Business had Section 3.19(a) of Seller’s Disclosure Schedule been updated at any point between the date Seller provided Purchaser with an update to the list of Facility Employees and related information pursuant to Section 3.19(a) and the Closing (a “Seller Covered Person”), Seller agrees that none of Seller nor any of its Affiliates will, directly or indirectly, employ, engage to provide services or solicit for employment any Seller Covered Person; provided that Seller and its Affiliates shall not be restricted from engaging in general advertising of employment not targeted at any Seller Covered Person.

Section 5.7            Title Insurance After the date hereof, Purchaser may, at the cost and expense of Seller and Purchaser equally, order a commitment for title insurance reasonably satisfactory to Purchaser (the “Title Insurance Commitment”) from the Title Company, an ALTA/ACSM survey (the “Survey”) of the Leased Real Property (and the Easements, to the extent that such Easements are plottable on an ALTA/ACSM survey) prepared by a licensed professional surveyor selected by Purchaser and reasonably acceptable to Seller, and a zoning report. Purchaser may object to (i) any exceptions that appear in the Title Insurance Commitment (other than Permitted Liens) (the “Objectionable Title Matters”) and (ii) any easements, rights-of-way, encroachments, or other matters affecting the Leased Real Property (other than Permitted Liens) that appear on the Survey (“Objectionable Survey Matters”), and in each case, Purchaser shall notify Seller in writing of such fact within twenty (20) Business Days after the later of receipt of the Title Insurance Commitment or the Survey, with such notice to provide a description of the objection in reasonable detail. Seller shall use its commercially reasonable efforts to cure each Objectionable Title Matter or Objectionable Survey Matter in a commercially reasonable manner reasonably acceptable to Purchaser (which cure may, in Seller’s discretion, be effectuated by providing the Title Company with necessary information or certifications to permit it to insure over such Objectionable Title Matter or Objectionable Survey Matter); provided, however, to the extent any Objectionable Title Matter consists of any monetary lien or encumbrance (that is not otherwise included or accounted for as a liability in the determination of Net Working Capital), Seller shall remove, at its sole cost and expense, all such monetary liens at or prior to Closing. If an updated Title Insurance Commitment or Survey is delivered to Purchaser that discloses Liens or encumbrances that (i) are not Permitted Liens and (ii) were not previously disclosed to Purchaser (any such Liens or encumbrances, a “New Objectionable Title Matter”), then Purchaser may notify Seller of any objections to such New Objectionable Title Matter by written notice within five (5) Business Days of Purchaser’s receipt of such updated Title Insurance Commitment or Survey, as applicable. Seller shall use commercially reasonable efforts to cure such New Objectionable Title Matter in a commercially reasonable manner reasonably acceptable to Purchaser (which cure may, in Seller’s discretion, be effectuated by Seller providing the Title Company with necessary information or certifications to permit it to insure over such Objectionable Title Matter or Objectionable Survey Matter). Seller and Purchaser shall each bear 50% of the cost of any owner’s leasehold title insurance policy in favor of Purchaser or its Affiliate and subject only to the Permitted Liens with such endorsements as are reasonably required by Purchaser (including extended coverage, a same-as survey endorsement, and a zoning endorsement) and to the extent available in the applicable jurisdiction (the “Title Policy”). Notwithstanding anything to the contrary in this Section 5.7, Seller’s share for any cost and expense referred to in this Section 5.7 shall in no event exceed $1,000,000.

Section 5.8           Risk of Loss and Damage to Cornerstone Site.

(a)            Prior to the Closing Date, all risk of loss, damage or other Casualty to the Purchased Assets shall be borne by Seller, and Seller shall promptly notify Purchaser of any event or circumstance that damages or destroys or makes unavailable or unusable any portion of the Purchased Assets as a result of or caused by fire, explosion, act of God, hurricane, condemnation, earthquake, casualty or other unexpected event (a “Casualty Loss”).

(b)            Prior to the Closing Date, all risk of loss, damage or other casualty to the Purchased Assets shall be borne by Seller, and Seller shall promptly notify Purchasers of any Casualty Loss of the Purchased Assets. Seller shall repair prior to the Closing Date to the previous condition of the Purchased Assets any Casualty Loss with respect to the Purchased Assets occurring prior to the Closing Date; provided, however, that if the amount of such Casualty Loss exceeds $50,000,000 and the Parties are unable to reach an agreement on a remedy for such Casualty Loss following discussions in good faith for thirty (30) days after the occurrence of such Casualty Loss (or, if sooner, the Outside Date), either Party shall thereafter be entitled to terminate this Agreement upon notice to the other Party.

(c)            Prior to the Closing Date, Seller shall promptly notify Purchasers of any such Casualty Loss at the Cornerstone industrial site at which the Facility is located (the “Site”) that, in each case, Seller obtains knowledge of and would reasonably be expected to materially adversely impact the Facility or the Business (an “Adverse Site Event”). In the event there is an Adverse Site Event which materially impacts the Facility and the Business and the Parties are unable to reach an agreement on a remedy for such Adverse Site Event following discussions in good faith for thirty (30) days after the occurrence of such Adverse Site Event (or, if sooner, the Outside Date), either Party shall thereafter be entitled to terminate this Agreement upon notice to the other Party.

Section 5.9           Exclusivity. From the date of this Agreement until the earlier of (a) the termination of this Agreement in accordance with terms or (b) the Closing Date, Seller shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and representatives not to, directly or indirectly, solicit, initiate, encourage, assist or respond to the submission of any inquiry, proposal, offer or expression of interest by any Person, other than a proposal or offer by Purchaser or any of its Affiliates, for any acquisition or other transaction relating to the Business, the Facility or the Purchased Assets (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to pursue or effect a Competing Transaction or enter into any agreement with respect to a Competing Transaction. Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees and representatives to, immediately cease any existing activities, discussions and negotiations with any Persons with respect to any Competing Transaction. To the extent Seller or its Affiliates are not restricted from doing so under the terms of a Process NDA, (a) Seller will promptly notify Purchaser orally (and then in writing within twenty-four (24) hours) after it or any of its Affiliates or its or their respective directors, officers, employees and representatives has received any proposal, inquiry, offer or request relating to or constituting, or that could reasonably be expected to lead to, a Competing Transaction with such notice indicating the identity of the Person making such proposal and the terms and conditions of such proposal, if any, and (b) Seller shall promptly provide Purchaser with (i) a copy of any written notice or other written communication from any Person informing Seller or any of its Affiliates or its or their directors, officers, employees or representatives that it is considering making, or has made a proposal regarding, a Competing Transaction, (ii) a copy of any Competing Transaction (or any amendment thereof) received by Seller or any of its Affiliates and (iii) such other details of any such Competing Transaction that Purchaser may reasonably request. Thereafter, Seller shall promptly keep Purchaser reasonably informed on a reasonably current basis of any change to the terms of any such Competing Transaction.

Section 5.10         Notification. Seller shall give prompt written notice to Purchaser of (i) any written notice received by Seller or its Affiliates after the date of this Agreement of, or other written communication relating to the occurrence of, any material default under any Material Contract or Facility Permit or (ii) any written notice or other written communication from any third party alleging that the consent of such third party is required in connection with this Agreement or any of the transactions contemplated by this Agreement. Any such notification shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty or covenant contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI have been satisfied.

Section 5.11         Bulk Sale and Transfer. To the extent permitted by Law, each Party (on its own behalf and on behalf of its Affiliates) hereby waives compliance by the other Party and its Affiliates with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets.

Section 5.12         Employee Matters.

(a)            No later than five (5) days prior to the Closing Date, Seller shall provide Purchaser with an update to the list of Facility Employees and related information as set forth in Section 3.19(a). Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.12, including (A) exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages and any information that is reasonably necessary to affect their respective tax withholding, accounting and reporting obligations under applicable Law, (B) in obtaining any governmental approvals required hereunder, (C) in responding to reasonable questions posed by employees, labor unions, employee representatives or any other persons or entities and (D) in any negotiations with unions or employee representatives, in each case except as would not result in the violation of any applicable Law. Effective as of 12.01 a.m. on the Closing Date, Seller shall terminate the employment of all Facility Employees (other than Inactive Employees), in each case, effective as of 12:01 a.m. on the Closing Date.

(b)            At least thirty (30) days prior to the Closing, Purchaser shall provide (or cause one of its Affiliates to provide) to each Facility Employee an offer of employment upon such terms and conditions of employment no less favorable than the corresponding terms and conditions and compensation levels upon which such employees are employed by Seller and in all cases consistent with Section 5.12(d), as applicable, as of immediately prior to the Closing, in each case to be effective on the Closing Date; provided, however, that with respect to any Facility Employee who is on short-term disability, long-term disability, military or other approved leave of absence as of the Closing Date (each an “Inactive Employee”), such offer of employment shall (A) be made contingent on the circumstances being such that Seller or its applicable Affiliate would have been required to re-employ or continue to employ such Facility Employee in accordance with its applicable Law, if the transactions contemplated by the this Agreement had not occurred, and (B) be effective upon such individual’s return to active employment; provided, further, that such Inactive Employee is willing and able to return to active service within six (6) months following the Closing (or such longer period as required by applicable Law). For all purposes of the remainder of this Section 5.12, with respect to any Inactive Employee, the date that such Inactive Employee commences employment with Purchaser or the time of such commencement of employment shall be substituted for the terms “Closing Date” or “Closing”, respectively, wherever such term appears. Facility Employees who accept an offer of employment with Purchaser or one of its Affiliates pursuant to Purchaser’s offer of employment are referred to hereinafter as the “Transferred Employees” as of the Closing Date. Nothing herein shall be construed as a representation or guarantee by Seller that any particular Facility Employee shall accept Purchaser’s offer of employment or shall continue in employment with Purchaser or its Affiliates following the Closing.

(c)            Effective as of 12:01 a.m. on the Closing Date, each Transferred Employee shall cease all active participation in and accrual of benefits under the Employee Benefit Plans. Seller and its Affiliates shall retain sponsorship of, and shall jointly and severally retain and indemnify and hold harmless Purchaser and its Affiliates against, all Liabilities under the Employee Benefit Plans, whether arising before, on or after the Closing, and Purchaser and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any Liability with respect to, the Employee Benefit Plans.

(d)            Effective as of the Closing Date, the Transferred Employees shall participate in employee benefit plans maintained by Purchaser and its Affiliates in the applicable jurisdiction of each such Transferred Employee’s employment.

(e)            For a period of not less than one (1) year following the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, provide each Transferred Employee with (i) an annual base salary or wages and annual cash incentive compensation opportunities, as applicable, that are no less than the annual base salary, wages and annual cash incentive compensation opportunities, respectively, provided to such Transferred Employee immediately prior to the Closing Date and (ii) employee benefits that are substantially comparable in the aggregate to either (A) those employee benefits provided to such Transferred Employee immediately prior to the Closing Date or (B) those employee benefits provided by Purchaser or its Affiliates to its similarly situated employees during such period.

(f)            From and after the Closing, Purchaser shall (i) give each Transferred Employee full credit for purposes of eligibility to participate, level of benefits and benefit accrual under any employee benefit plans, programs and arrangements (including severance, vacation and paid time off policies, but excluding any defined benefit pension benefits, retirement or post-termination health or welfare benefits and equity or equity-related compensation) provided, sponsored or maintained by Purchaser or any of its Affiliates (each, a “Purchaser Plan”) for such Transferred Employee’s service with Seller and with any predecessor employer to the same extent recognized by Seller except to the extent such credit would result in the duplication of benefits for the same period of service (provided that in no event shall such credit result in any Transferred Employee receiving benefits and accruals in excess of benefits and accruals under any program of Seller in place immediately prior to the Closing Date) and (ii) recognize for each Transferred Employee any unused vacation or paid time off accrued under any vacation or paid time off program of Seller in place immediately prior to the Closing Date and set forth in Section 5.12(f) of Seller’s Disclosure Schedule.

(g)            Purchaser shall use commercially reasonable efforts to (i) waive or cause to be waived for each Transferred Employee and his her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively at work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser or any of its Affiliates applicable to such Transferred Employee solely to the extent such waiting period, pre-existing condition limitation, actively at work requirement or other restriction would not have been applicable to (or was previously satisfied by) such Transferred Employee under the terms of the comparable Employee Benefit Plan and (ii) give or cause to be given full credit under Purchaser Plans applicable to each Transferred Employee and his or her dependents for all co-payments and deductibles under any Employee Benefit Plan satisfied prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums as if there had been a single continuous employer; provided, however, that Purchaser’s obligations under this Section 5.12(g) shall be subject to its receipt of all necessary information, from either Seller or such Facility Employee, related to such amounts paid by such Facility Employee.

(h)            Effective as of the Closing Date, the Transferred Employees shall cease active participation in any tax-qualified 401(k) retirement plan of Seller or its Affiliates (the “Seller 401(k) Plan”).  Purchaser shall designate a tax qualified defined contribution retirement plan of Purchaser or one of its Affiliates with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) that will cover the Transferred Employees as of, or as soon as practicable following, the Closing Date.  Purchaser shall cause the Purchaser 401(k) Plan to accept from the Seller 401(k) Plan the “direct rollover” of the account balance (including, subject to the following sentence, the in-kind rollover of promissory notes evidencing outstanding loans) of each Transferred Employee who participated in the Seller 401(k) Plan prior to the Closing Date and who elects such direct rollover in accordance with the terms of the Seller 401(k) Plan and the Code.  Seller and Purchaser shall cooperate in good faith to work with the recordkeepers of the Seller 401(k) Plan and Purchaser 401(k) Plan to develop a process and procedure for effecting the in-kind direct rollover of the promissory notes evidencing participant loans from the Seller 401(k) Plan to the Purchaser 401(k) Plan.  In the event that a process and procedure acceptable to the recordkeepers of the Seller 401(k) Plan and Purchaser 401(k) Plan for effecting the in-kind rollover of loan promissory notes is agreed upon, Seller and Purchaser shall take any and all commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the Seller 401(k) Plan to the Purchaser 401(k) Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(i)             On or before the Closing Date, Seller shall provide a list of the name (or employee identification number where no-name disclosure is required by Law) and site of employment of any and all employees of Seller who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act, or any other similar applicable state, provincial or local Law, within ninety (90) days prior to the Closing Date. Seller shall update this list up to and including the Closing Date. Purchaser shall not take any action during the ninety (90)-day period following the Closing Date with respect to the Transferred Employees that would give rise to a “plant closing” or “mass layoff” or group termination under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any similar federal, state or local Law of the United States or any other similar applicable Law, whether standing alone or when aggregated with applicable pre-Closing employee layoffs.

(j)             Purchaser agrees that as of and following the Closing Date, Purchaser shall, or shall cause its Affiliates to, recognize the Union as the representatives of the Transferred Employees of the bargaining units described in the Union Agreement to the extent required by applicable Law. On and following the Closing, Purchaser shall assume and honor all of the terms of the Union Agreement. Purchaser shall be responsible for all Liabilities and obligations under the Union Agreement arising on and after the Closing Date, provided that the foregoing shall not limit any right or remedy of the Purchaser on account of any breach or violation by any Seller of any representation, warranty, covenant or other provision set forth in this Agreement. Without limiting any other obligations of Seller or its Affiliates under this Agreement, Seller and its Affiliates shall retain responsibility for all Liabilities and obligations under the Union Agreement arising prior to the Closing Date. Notwithstanding anything in this Section 5.12 the terms and conditions of employment for any Transferred Employees covered or bound by the Union Agreement shall be governed by the terms of the Union Agreement in accordance with its terms.

(k)            In consultation with Purchaser, prior to the Closing Date, Seller shall satisfy all pre-Closing legal or contractual requirements to provide notice to, or to enter into any consultation procedure with the Union in connection with the transactions contemplated by this Agreement.

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(l)             Seller shall make no written or oral communications to the Facility Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without Purchaser approval, which shall not be unreasonably withheld. Seller shall provide Purchaser with a copy of any intended communication with a reasonable period of time for Purchaser to review and comment on the communication.

(m)           Notwithstanding anything in this Agreement to the contrary, (i) no provision of this Agreement shall be deemed to guarantee employment for any period of time or preclude the ability of Purchaser or its Affiliates to terminate any Transferred Employee’s employment or service for any reason and (ii) nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Employee Benefit Plan or any other employee benefit plans of Seller or Purchaser or its Affiliates or prohibits Purchaser or its Affiliates from amending or terminating any employee benefit plan.

Section 5.13          Intercompany Arrangements. Except as otherwise expressly provided by this Agreement or any other Transaction Agreement, as of the Closing, all services and Contracts that existed prior to the Closing between the Business, on one hand, and Seller or any of its Affiliates, on the other hand, shall cease or be terminated. Any such cessation or termination shall be without Liability to, and shall not require any action by, Purchaser or any of its Affiliates.

Section 5.14          Accounts Receivable. To the extent any accounts receivable owed by any third party are received by Seller or any of its Affiliates that belong to Purchaser in accordance with the terms of this Agreement, Seller shall promptly remit such amounts to Purchaser.

Section 5.15          Seller Marks. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not acquire or otherwise be entitled to, and the Transferred Intellectual Property shall not include, any right, title, interest, or license in or to any of the Seller Marks or any goodwill associated therewith. Purchaser shall eliminate and remove (or cause to be eliminated and removed) any and all of Seller Marks from the Facility and Purchased Assets no later than ninety (90) days after Closing (the “Removal Deadline”), or as soon as thereafter as reasonably practicable. From and after the Removal Deadline, Purchaser shall not, and Purchaser shall cause its Affiliates not to, use any Seller Marks in connection with the Business, the Facility or otherwise, other than as legally permissible in a non-trademark manner (e.g., to describe the ownership history of the Facility); provided, however, that from and after Closing, Purchaser shall not and shall cause its Affiliates not to, send or cause to be sent to any Person any correspondence or other materials containing any Seller Marks except as reasonably required in connection with the transition from Seller to Purchaser.

Section 5.16          Seller Credit Support Obligations. Purchaser acknowledges that none of the bonds, letters of credit and guarantees posted by Seller or its Affiliates with any Person relating to the Purchased Assets, the Facility or the Business that are required under applicable Laws or the terms of a Material Contract binding on the Purchased Assets, the Facility or the Business, including those bonds, letters of credit and guarantees set forth on Section 5.16 of Seller’s Disclosure Schedule (collectively, the “Seller Credit Support Obligations”), will be transferred to Purchaser. At or prior to the scheduled Closing Date, Purchaser shall use commercially reasonable efforts to obtain the release of Seller and its Affiliates from their respective obligations to the beneficiary of the Seller Credit Support Obligations (including by providing alternative credit support from Purchaser or a creditworthy Affiliate). If Purchaser is unable to obtain such a release of the Seller Credit Support Obligations pursuant to and in accordance with Section 5.16 and as result of an action or lack of action by Purchaser the Seller Credit Support Obligations are triggered, Purchaser shall indemnify and hold Seller harmless from and against any and all Liabilities arising out of, based upon, attributable to such Seller Credit Support Obligations to the extent such Liabilities would be Assumed Liabilities hereunder. Except as required by applicable Law or consented to by Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned), neither Seller nor any of its Affiliate shall create or agree to provide additional Seller Credit Support Obligations from and after the date hereof that is not terminated by Seller prior to Closing without liability to Purchaser and its Affiliates.

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Section 5.17          Insurance Purchaser acknowledges and agrees that, from and after the Closing, Purchaser and its Affiliates shall not have any rights to or under any of the insurance policies in force of the date hereof with respect to the Purchased Assets, the Facility or the Business, other than solely with respect to insurance policies issued by a third party providing coverage on an occurrence basis for occurrences prior to the Closing with respect to the Purchased Assets, the Facility, or the Business (such policies, the “Pre-Closing Policies”). With respect to acts, omissions, events or circumstances with respect to the Purchased Assets, the Facility or the Business that occurred prior to the Closing and that would reasonably be expected to be covered by Pre-Closing Policies under which the Purchased Assets, the Facility or the Business was insured prior to the Closing, the Purchaser may make claims under such Pre-Closing Policies subject to the terms, conditions and availability of such Pre-Closing Policies and this Agreement; provided that Purchaser shall be solely responsible for the amount of any deductibles, retentions, premium increases, claim administration, claims handling and all other reasonable costs and expenses incurred in connection with such claims, and provided further that Purchaser shall be solely responsible for the making and prosecution of such claims, and the Seller shall bear no liability arising out of, resulting from, or in any way relating to the result of any claim, including the failure of the Purchaser to secure any recovery under the Pre-Closing Policies with respect to any claim. Purchaser acknowledges and agrees that, from and after the Closing, the Purchaser and not Seller shall be responsible for establishing any and all insurance programs required to comply with the Business’s contractual obligations and such other insurance policies required by applicable Law, including with respect workers’ compensation.

Section 5.18          Certain Actions. Seller represents, warrants, covenants and agrees to the matters set forth on Section 5.18 of Seller’s Disclosure Schedule.

Section 5.19          Integration Committee. Within five (5) Business Days after the date hereof, the Parties shall establish a planning team (the “Integration Committee”), which shall be comprised of the chief financial officers of each of the Guarantors, an integration “lead” designated by each of Purchaser and Seller and representatives from each of Purchaser and Seller in all relevant functional areas, including IT, HR, finance and accounting. Subject to applicable Law, the Integration Committee shall be responsible for (a) facilitating the integration planning process for the successful transfer of the Business to Purchaser, (b) developing, and monitoring the development of, deliverables due under a mutually agreed action plan for the transfer of the Business, and (c) finalizing the terms of the transition services agreement (“Transition Services Agreement”) to be entered into at the Closing. Purchaser’s integration work will include at its expense engaging a Third Party professional services firm to act as integration partner to assist the Parties in creating a cloned ECC system to be functional prior to the Closing and cut over at a mutually agreed time after the Closing. In such regard, the Parties have set forth certain illustrative terms for the Integration Committee to discuss on Exhibit B.

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Article VI.
CONDITIONS TO CLOSING

Section 6.1            Mutual Conditions. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (which may be waived in writing in whole or in part, where legally permissible, with respect to Purchaser, by Purchaser or, with respect to Seller, by Seller, in each case, in its sole discretion):

(a)            All waiting periods under the HSR Act (and any extensions thereof) applicable to the transactions contemplated by this Agreement, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated.

(b)            No applicable Law shall be in effect that makes consummation of the Closing illegal or prohibited or otherwise enjoins or restrains the transactions contemplated by this Agreement and no Order (whether temporary, preliminary or permanent) issued by any Governmental Authority shall have been entered and remain in effect which prevents, enjoins or prohibits the consummation of the Closing.

Section 6.2            Purchaser’s Conditions Precedent. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

(a)             The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations) (disregarding any “Material Adverse Effect,” “material,” “in all material respects” or other similar materiality qualifications set forth therein and other than as set forth in the following two (2) sentences) shall be true, complete and correct both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are expressly made as of a specific date, as of such date), except where the failure of such representations and warranties to be true, complete and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller Fundamental Representations shall be true, complete and correct in all respects both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are expressly made as of a specific date, as of such date), other than de minimis inaccuracies. The representation and warranty of Seller set forth in Section 3.12(d) shall be true, complete and correct in all respects both as of the date of this Agreement.

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(b)            Seller shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(c)            Seller shall have executed and delivered (or caused to be executed and delivered) to Purchaser, or shall be standing ready to execute and deliver (or cause to be executed and delivered) to Purchaser at the Closing, the items set forth in Section 2.5(b) of this Agreement.

(d)            Since the date of this Agreement, no change, development or condition shall have occurred which, has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            Purchaser shall have received the Title Insurance Commitment and the Survey as contemplated by Section 5.7, Seller shall have remedied all Objectionable Title Matters and all Objectionable Survey Matters in accordance with the terms of Section 5.7, and the Title Company shall be irrevocably committed to issue the Title Policy.

(f)             At least three (3) Business Days prior to the Closing Date, Seller shall have delivered a duly executed estoppel from the applicable lessor under the Ground Lease (the “Estoppel”) to Purchaser, which Estoppel shall be an Approved Estoppel. “Approved Estoppel” means an Estoppel that satisfies each of the following criteria: (i) is substantially in the form of Exhibit F or such other form as is reasonably acceptable to Purchaser, (ii) is dated no more than thirty (30) days prior to the Closing Date, (iii) does not disclose any material default of Seller or any of its Affiliates under the Ground Lease or any material defense, setoff, or claim against the lessor thereunder, (iv) other than the payment of rent and other charges required under the Ground Lease in the ordinary course and not yet delinquent, does not disclose any material expenditures required to be made by Seller, its Affiliates or such lessor under the Ground Lease other than as disclosed in this Agreement or the Ground Lease, (v) does not disclose a breach in any material respect of any representation set forth in Article III, (vi) does not disclose any construction, work or monetary obligations of the lessor under the Ground Lease that are greater in any material respect than as disclosed in this Agreement or the Ground Lease and (vii) does not disclose any material lease documents other than those documents disclosed in this Agreement.

(g)            The Transferred Permits that are transferable or assignable, or can be issued or reissued to Purchaser, before the Closing Date, have been transferred, assigned, issued or reissued to Purchaser, and shall not be subject to any conditions or stipulations that did not exist as of the date of this Agreement which could reasonably be expected to materially and adversely impact the operation of the Facility or the rest of the Leased Real Property from and after closing, in each case, other than any Transferred Permits that, if not transferred, assigned, issued or reissued to Purchaser prior to the Closing Date, would not reasonably be expected to materially or adversely impact the conduct or operations of the Business or Facility as currently conducted and operated.

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(h)            There shall be no pending litigation or administrative complaint proceeding initiated by a State Attorneys General, the U.S. Federal Trade Commission (“FTC”) or the U.S. Department of Justice Antitrust Division before an FTC administrative law judge or in a U.S. federal or state court, or any such litigation or administrative complaint proceeding threatened, in each case, seeking to make illegal, restrain or prohibit the consummation of the transactions contemplated by this Agreement pursuant to any Antitrust Law and no Governmental Authority shall have issued any Order pursuant to any Antitrust Law, and there shall be no pending appeal of any such Order (or for any such Order that has been issued but is not the subject of a pending appeal, no portion of the time period in which such Order may be appealed shall remain), that could result in any of the consequences referred to in this Section 6.2(h).

(i)             Seller shall have duly given the notice set forth on Section 5.18 of Seller’s Disclosure Schedule, and such notice shall not have been withdrawn, rescinded or otherwise modified and shall be in full force and effect.

Section 6.3             Seller’s Conditions Precedent. The obligations of Seller hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole discretion):

(a)             The representations and warranties of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) (disregarding any “material,” “in all material respects” or other similar materiality qualifications set forth therein and other than as set forth in the following sentence) shall be true, complete and correct both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are expressly made as of a specific date, as of such date), except where the failure of such representations and warranties to be true, complete and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the validity or enforceability of this Agreement against Purchaser. The Purchaser Fundamental Representations shall be true, complete and correct in all respects both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are expressly made as of a specific date, as of such date), other than de minimis inaccuracies.

(b)            Purchaser shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

(c)            Purchaser shall have executed and delivered to Seller, or shall be standing ready to execute and deliver to Seller at the Closing, the items set forth in Section 2.5(a) of this Agreement.

Article VII.
TERMINATION; EFFECT OF TERMINATION

Section 7.1              Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)            by mutual written consent of Seller and Purchaser;

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(b)            by Seller or by Purchaser as provided in Section 5.8.

(c)            by Seller, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would reasonably be expected to give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and is not curable or has not been cured, by the earlier of (i) the date that is thirty (30) days after the date that Seller has notified Purchaser of such breach stating Seller’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination and (ii) the Outside Date;

(d)            by Purchaser, if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach would reasonably be expected to give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and is not curable or has not been cured by the earlier of (i) the date that is thirty (30) days after the date that Purchaser has notified Seller of such breach stating Purchaser’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination and (ii) the Outside Date;

(e)            by Seller or by Purchaser if the Closing shall not have occurred on or prior to the date that is twenty-four (24) months from the date of this Agreement (such date, the “Outside Date”), provided, however that if on such date there is an appealable Order that, if appealed by a Governmental Authority, could result in any of the consequences referred to in Section 6.2(h), the Outside Date shall mean the last day of the period in which the Governmental Authority shall have the right to appeal that Order (not to exceed sixty (60) days after the date that is twenty-four (24) months from the date of this Agreement); provided further, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any Party if such failure of the Closing to occur on or prior to the Outside Date was due to the Willful Breach of Section 5.1(a) or Section 5.1(b) by such Party;

(f)             by Seller or by Purchaser, if (i) a permanent Order issued by a Governmental Authority shall have become final and non-appealable, preventing, enjoining or prohibiting the consummation of the Closing or (ii) there shall be any applicable Law in effect that makes consummation of the Closing illegal or prohibited; provided, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any Party if such Order or Law was due to the Willful Breach of Section 5.1(a) or Section 5.1(b) by such Party; or

(g)            by Seller if (i) all the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but subject to the satisfaction or, when permissible, waiver in writing of such conditions at the Closing), (ii) on or after the date the Closing should have occurred pursuant to Section 2.5, Seller has irrevocably delivered written notice to Purchaser to the effect that all of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, which conditions are then capable of being satisfied and would be satisfied if the Closing occurs) and Seller is ready, willing and able to consummate the Closing and (iii) Purchaser does not consummate the Closing within five (5) Business Days after delivery of the notice referenced in the preceding clause (ii) and Seller remains ready, willing and able to consummate the Closing during such five (5) Business Day period.

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Section 7.2            Effect of Termination.

(a)            If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of either Party or its Affiliates, directors, officers, employees or representatives; provided that the provisions of Section 7.1, this Section 7.2, Section 7.3 and Article X shall remain in full force and effect; and provided, further, that, except as provided in Section 7.2(c), nothing in this Section 7.2 shall release or relieve either Party from any Liability for Fraud or Willful Breach.

(b)            If this Agreement is terminated (i) by either Party pursuant to Section 7.1(e) or Section 7.1(f) and at such time (A) any of the conditions set forth in Section 6.1(a), Section 6.1(b) (if such Law or Order is in respect of or arises under Antitrust Law) or Section 6.2(h) have not been satisfied (or in the case of Section 6.2(h), waived by Purchaser in accordance with the terms of this Agreement) and (B) all the conditions set forth in Section 6.2 (other than Section 6.2(h)) and Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would be satisfied if the Closing were the date of such termination) or (ii) by Seller pursuant to Section 7.1(c) as a result of the breach by Purchaser of any covenant or agreement contained in Section 5.1, and at such time (A) any of the conditions set forth in Section 6.1(a), Section 6.1(b) (if such Law or Order is in respect of or arises under any Antitrust Law) or Section 6.2(h) have not been satisfied (or in the case of Section 6.2(h), waived by Purchaser in accordance with the terms of this Agreement) and (B) all of the conditions set forth in Section 6.2 (other than Section 6.2(h)) and Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions would be satisfied if the Closing were the date of such termination), in each case of (i) and (ii), Purchaser shall, within two Business Days following any such termination, pay to Seller or its designee in cash by wire transfer in immediately available funds to an account designated by Seller a non-refundable fee in an amount equal to $75,000,000.00 (the “Regulatory Termination Fee”).

(c)            The Parties acknowledge and agree that in such circumstance, (i) the amount of the Regulatory Termination Fee represents the Parties’ reasonable estimate of Seller’s actual damages and the extent of the damages is difficult and impracticable to ascertain, (ii) the Regulatory Termination Fee is reasonable and does not constitute a penalty, (iii) the receipt of the Regulatory Termination Fee, when paid, shall be deemed to be liquidated damages and (iv) the Regulatory Termination Fee shall, in circumstances in which it is owed, constitute the sole and exclusive remedy of the Seller or any of its Affiliates or representatives or any other Person against Purchaser or its Affiliates, directors, officers, employees or representatives (collectively, the “Purchaser Related Parties”) for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 7.3            Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 7.1, written notice of such termination shall be given by the terminating Party to the other Party.

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Article VIII.
INDEMNIFICATION

Section 8.1            Survival.

(a)            The representations and warranties of Seller contained in this Agreement and, subject to Section 8.1(e), the corresponding indemnity obligations of Seller under Section 8.2 with respect to all such representations and warranties shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided that (i) Seller Fundamental Representations shall survive the Closing indefinitely; and (ii) the representations and warranties set forth in Section 3.22 shall survive the Closing until sixty (60) calendar days following the expiration of the applicable statute of limitations (giving effect to any extensions or waivers thereof).

(b)            The representations and warranties of Purchaser contained in this Agreement and, subject to Section 8.1(e), the corresponding indemnity obligations of Seller under Section 8.3 with respect to such representations and warranties shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided that Purchaser Fundamental Representations shall survive the Closing indefinitely.

(c)            The covenants and agreements contained in this Agreement that require performance in full prior to the Closing shall survive until the twelve (12) month anniversary of the Closing Date, and the covenants and agreements in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Closing shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed; provided that the agreements and covenants set forth in Article IX shall survive the Closing until sixty (60) calendar days following the expiration of the applicable statute of limitations with respect to the relevant Tax or Tax Return (giving effect to any extensions or waivers thereof). Subject to Section 8.1(e), each Party’s corresponding indemnity obligations pursuant to Section 8.2 and Section 8.3, as applicable, with respect to covenants will terminate as of the termination date of each covenant subject to indemnification.

(d)           The obligation of Seller to retain, indemnify, defend and hold harmless Purchaser Indemnified Parties for the Pre-Closing Environmental Liabilities (other than Pre-Closing Offsite Liabilities) shall survive the Closing until the fifteen (15) year anniversary of the Closing Date, following which, the Pre-Closing Environmental Liabilities (other than Pre-Closing Offsite Liabilities) will become Assumed Liabilities. Notwithstanding the foregoing sentence, in the event that a claim for indemnification is given with respect to Pre-Closing Environmental Liabilities (other than Pre-Closing Offsite Liabilities) prior to the fifteen (15) year anniversary of the Closing Date, the indemnity with respect to such claim shall survive until the claim is finally resolved. For purposes of clarification, the obligation of Seller to retain, indemnify, defend and hold harmless Purchaser Indemnified Parties with respect to Pre-Closing Offsite Liabilities shall survive indefinitely and shall never become Assumed Liabilities.

(e)            The obligation of Seller to retain, indemnify, defend and hold harmless Purchaser Indemnified Parties for, any Excluded Liabilities and the obligation of Purchaser to assume, and indemnify and hold harmless Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely; provided, that any indemnification obligations with respect to Excluded Taxes shall survive the Closing until sixty (60) calendar days following the expiration of the applicable statute of limitations with respect to the relevant Tax (giving effect to any extensions or waivers thereof). No Person shall be entitled to indemnification, and no Proceeding seeking to recover Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement prior to the termination of the applicable survival period.

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Section 8.2            Indemnification by Seller.

(a)            Subject to the provisions of this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective equityholders, partners, members, officers, directors, managers, employees, agents and representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or suffered by any of Purchaser Indemnified Parties to the extent, directly or indirectly, caused by, resulting from or arising out of:

(i)             any breach by Seller of any of its representations or warranties contained in Article III or the certificate delivered by Seller pursuant to Section 2.5(b)(viii) without giving effect to any “Material Adverse Effect,” “material,” “in all material respects” or other similar materiality qualifications (it being understood that for purposes of this Section 8.2(a)(i) such representations and warranties shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date));

(ii)            any breach of any covenant or agreement of Seller or any of its Affiliates contained in this Agreement; or

(iii)           any Excluded Liabilities.

(b)            Notwithstanding anything in this Agreement to the contrary:

(i)             Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against any Losses pursuant to Section 8.2(a)(i) (i) for any individual Loss unless the amount with respect to such Loss (together with all other Losses arising from the same or similar set of facts, conditions or events) exceeds $150,000 (the “De Minimis Threshold”), and (ii) until and unless the aggregate amount of all Purchaser Indemnified Parties’ Losses under Section 8.2(a)(i) that exceed the De Minimis Threshold for which Purchaser has delivered a notice pursuant to Section 8.4 exceeds $25,000,000 (the “Deductible”), after which Seller shall be obligated for all Purchaser Indemnified Parties’ Losses under Section 8.2(a)(i) in excess of the Deductible, subject to the provisions of this Article VIII; provided, however, that Losses resulting from any breach of Seller Fundamental Representations or Section 3.22 shall not be subject to the Deductible;

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(ii)            the maximum indemnification obligation of Seller under Section 8.2(a)(i) shall in no event exceed $251,250,000 (the “Cap”); provided, however, that Losses resulting from any breach of Seller Fundamental Representations or the representations and warranties set forth in Section 3.22 shall not be subject to the Cap; and

(iii)           notwithstanding anything to the contrary contained in this Agreement, Seller’s aggregate indemnification obligations under this Agreement, other than in respect of the Excluded Liabilities, shall in no event exceed the Purchase Price.

Section 8.3            Indemnification by Purchaser.

(a)            Subject to the provisions of this Article VIII, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective equityholders, partners, members, officers, directors, managers, employees, agents and representatives and successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by Seller Indemnified Parties to the extent, directly or indirectly, caused by, resulting from or arising out of:

(i)             any breach by Purchaser of any of its representations or warranties contained in Article IV or the certificate delivered by Purchaser pursuant to Section 2.5(a)(vii) without giving effect to any “Material Adverse Effect,” “material,” “in all material respects” or other similar materiality qualifications (it being understood that for purposes of this Section 8.2(a)(i) such representations and warranties shall be deemed to have been made both as of the date of this Agreement and as of the Closing Date (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date));

(ii)            any breach of any covenant or agreement of Purchaser or any of its Affiliates contained in this Agreement; or

(iii)           any Assumed Liability.

(b)            Notwithstanding anything in this Agreement to the contrary:

(i)             Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against any Losses pursuant to Section 8.3(a)(i) (i) for any individual Loss unless the amount with respect to such Loss (together with all other Losses arising from the same or similar set of facts, conditions or events) exceeds the De Minimis Threshold and (ii) until and unless the aggregate amount of all Seller Indemnified Parties’ Losses under Section 8.2(a)(i) that exceed the De Minimis Threshold for which Seller has delivered a notice pursuant to Section 8.4 exceeds the Deductible, after which Purchaser shall be obligated for all Seller Indemnified Parties’ Losses under Section 8.3(a)(i) in excess of the Deductible, subject to the provisions of this Article VIII; provided, however, that Losses resulting from any breach of Purchaser Fundamental Representations shall not be subject to the Deductible;

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(ii)            the maximum indemnification obligation of Purchaser under Section 8.3(a)(i) shall in no event exceed the Cap; provided, however, that Losses resulting from any breach of Purchaser Fundamental Representations shall not be subject to the Cap; and

(iii)            notwithstanding anything to the contrary contained in this Agreement, Purchaser’s aggregate indemnification obligations under this Agreement, other than in respect of the Assumed Liabilities, shall in no event exceed the Purchase Price.

Section 8.4            Procedures.

(a)            An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.

(b)            If an Indemnified Party shall receive notice of any claim, demand, action or proceeding made by any Person who is not a Party or an Affiliate of a Party (each, a “Third Party Claim”) against it which may give rise to a claim for Losses under this Article VIII, within sixty (60) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. The Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may, upon giving prior written notice to the Indemnifying Party, participate in such defense at its own expense. Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal action, proceeding, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim; (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party or (v) the applicable Third Party Claim is with respect to Taxes (which shall be governed by Article IX), then (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action and (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel reasonably acceptable to the Indemnifying Party and the Third Party legal and other reasonable and documented expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not settle such Third Party Claim unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which may be withheld in the Indemnified Party’s sole discretion), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (w) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates, (x) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim, (y) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be fully indemnified by the Indemnifying Party hereunder or (z) would materially interfere with or materially adversely affect the business, reputation, operations or assets of the Indemnified Party or any of its Affiliates.

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Section 8.5            Exclusive Remedy. Purchaser and Seller acknowledge and agree that, except (a) in connection with any Fraud, (b) for claims  pursuant to the other Transaction Agreements against the parties thereto in accordance with the terms thereof and (c) with respect to Section 2.3 and Section 10.7, following the Closing, the indemnification provisions of Section 8.2 and Section 8.3 shall be the sole and exclusive remedy for each the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any and all claims and Losses, including in connection with breaches or inaccuracies of any representations, warranties, covenants or agreements set forth in this Agreement, in connection with this Agreement and the transactions contemplated hereby.

Section 8.6            Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of any third party insurance, indemnity or similar agreement or arrangement or contribution proceeds that have been actually received by the Indemnified Party (net of all costs and expenses incurred to recover such proceeds and any increase in insurance premiums resulting from the making of the claim giving right to such recovery) in connection with the facts giving rise to the right of indemnification (it being agreed that if third party insurance or indemnification or contribution proceeds in respect of such facts are actually received by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds (net of all costs and expenses incurred to recover such proceeds and any increase in insurance premiums resulting from the making of the claim giving right to such recovery) shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). If a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement or is otherwise subject to more than one indemnification obligation under this Section 8.6, as applicable, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.

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Section 8.7            Mitigation. Except with respect to Taxes, nothing in this Article VIII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of damages existing under applicable Law. Without limiting the foregoing, Purchaser shall use commercially reasonable efforts to pursue rights and remedies available to Purchaser or any of its Affiliates pursuant to any Purchased Contracts (including, for the avoidance of doubt, the Ground Lease and the Joint Facility Agreements) which are reasonably likely to result in a net reduction of Losses with respect to which Purchaser may be entitled to indemnification hereunder.

Section 8.8            Knowledge; No Waiver The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

Article IX.
TAX MATTERS

Section 9.1            Transfer Taxes. Purchaser and Seller shall each bear 50% of all sales, use, purchase, transfer, deed, stamp, documentary, real estate transfer and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the sale of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement. Purchaser shall file (or cause to be filed) all necessary documentation and Tax Returns with respect to the Transfer Taxes and cause such Taxes, if any, to be timely paid to the relevant Taxing Authorities. The Parties shall cooperate to comply with all Tax Return requirements for any and all Transfer Taxes and shall provide such documentation and take such other reasonable actions as may be necessary to minimize the amount of any Transfer Taxes.

Section 9.2            Overlap Period Allocation. With respect to any Overlap Period, Taxes shall be attributable to the Pre-Closing Tax Period: (i) in the case of Periodic Taxes, by multiplying the amount of such Taxes for the entire Overlap Period by a fraction the numerator of which is the number of days during the Overlap Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Overlap Period; and (ii) in the case of all other Taxes, as if the taxable year ended on (and included) the Closing Date. Notwithstanding anything to the contrary in this Agreement, no claim for Taxes shall be permitted under this Section 9.2 unless such claim is first made not later than sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any extensions or waivers thereof) with respect to such Taxes.

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Section 9.3            Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to) (i) timely assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with the terms of this Agreement, with due regard to ensure that the other Party can timely file such Tax Returns, and (ii) cooperate fully and in a timely manner in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns in respect of the Purchased Assets, with due regard to ensure that the other Party can timely respond to and participate in any such audits or disputes.

Section 9.4            Information. After the Closing, Seller and Purchaser shall (and shall cause their respective Affiliates to) make reasonably available to each other as requested, all information, records, or documents relating to liability or potential liability for Taxes and will preserve such information, records or documents until thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any extensions or waivers thereof) with respect to such Taxes.

Section 9.5            Tax Returns. Seller shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets and Assumed Liabilities relating to Tax periods ending on or prior to the Closing Date. Purchaser shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets and Assumed Liabilities relating to Tax periods ending after the Closing Date. To the extent such a Tax Return required to be filed by Purchaser relates to an Overlap Period, such Tax Returns shall be prepared in a manner consistent with past practice. Purchaser shall deliver to Seller copies of each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return and shall permit Seller to review and comment on such Tax Return. Purchaser shall consider in good faith any reasonable comments Seller submits to Purchaser no less than seven (7) days prior to the due date of such Tax Return. Except to the extent required by applicable Laws, Purchaser shall not, and shall not permit its Affiliates to amend any Tax Returns with respect to the Purchased Assets or Assumed Liabilities relating to Tax periods end on or prior to the Closing Date or any Overlap Period.

Section 9.6            Sales and Use Taxes. The Parties shall reasonably cooperate in order to mitigate the application of any sales and use Taxes with respect to the transactions contemplated by this Agreement to the extent permitted by applicable Law, including by providing any applicable forms or certificates demonstrating an exemption from such Taxes (including, for the avoidance of doubt, Louisiana Department of Revenue Form R-1064 (Resale Certificate) from Purchaser with respect to the Ammonia Inventory).

Section 9.7            Tax Proceedings. Seller and Purchaser shall notify the other within ten (10) days of the receipt by Seller or Purchaser (or any of their Affiliates), as applicable, of notice of any audits, examinations, assessments or similar events with respect to Taxes for which Seller (or any of its Affiliates) may be liable under this Agreement (“Tax Proceeding”). Purchaser shall control all such Tax Proceedings; provided that, Purchaser shall (i) permit Seller to participate (at its own expense) in such Tax Proceedings, (ii) keep Seller reasonably informed of developments and the status of such Tax Proceedings and (iii) not settle or compromise such Tax Proceedings without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 9.8            Adjustments to Purchase Price. The Parties hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 9.9            Tax Treatment of Supply Agreement.

(a)            Seller and Purchaser agree that for all U.S. federal and applicable state, local and foreign income Tax purposes, (i) the amount of any difference between the price payable by Seller (or any Affiliate of Seller) to Purchaser (or any Affiliate of Purchaser) with respect to ammonia sold pursuant to the Supply Agreement and the fair market value of such ammonia, and any payments payable by Purchaser (or its Affiliate) to Seller (or its Affiliate) under Section 17 of the Supply Agreement, in each case, shall be treated as additional Purchase Price that is deferred purchase price, and (ii) the Parties shall treat a portion of any such amount as additional Purchase Price and the remainder of any such amount as interest for such Tax purposes, and each Party and their respective Affiliates shall report consistently with such allocation on any Tax Return, in any audit or proceeding before any Tax authority or in any report made for Tax purposes, except, in each case, if required to do so by a “determination” within the meaning of Section 1313 of the Code; provided that nothing contained herein shall prevent Seller from electing out of the installment method pursuant to Section 453(d) of the Code with respect to such amounts.

(b)            The Parties shall reasonably cooperate to develop, within forty five (45) calendar days of the date hereof, a framework (including appropriate methodologies, assumptions, and form) for determining and presenting the calculation of the amounts described in clauses (i) and (ii) of Section 9.9(a). Within a reasonable period of time following the end of each calendar quarter, Purchaser shall provide Seller with a computation of such amounts for such calendar quarter in a manner and form consistent with such framework, including relevant supporting documentation for the amounts and assumptions used in the preparation of the computation. Within thirty (30) days of the close of each taxable year of Seller, Purchaser shall provide a draft of the computations of the amounts referred to in clauses (i) and (ii) of Section 9.9(a) for such taxable year, which computations shall be consistent with such framework and, absent manifest error, consistent with such quarterly reports. Seller shall have the right to review and comment on such computations, and Seller and Purchaser shall resolve any disputes with respect to such computations, in each case in accordance with the provisions of Section 2.3(c), (d), and (e), mutatis mutandis.

Article X.
GENERAL PROVISIONS

Section 10.1          Entire Agreement. This Agreement and the other Transaction Agreements, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with Seller’s Disclosure Schedule and Purchaser’s Disclosure Schedule, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

Section 10.2          Expenses. Except as expressly provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties) shall be paid by the Party incurring such expense; provided, that, Purchaser shall be obligated to pay all filing fees with respect to any filings required under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby.

Section 10.3          Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by contract, stock sale, operation of Law or otherwise) without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 10.3 shall be void. Subject to the two (2) preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Purchaser may assign all or any portion of its rights under this Agreement, or delegate all or any portion of its obligations under this Agreement to any of its Affiliates, without Seller’s consent by providing Seller with a written document executed by Purchaser and such Affiliate evidencing such assignment or delegation, provided that any such assignment or delegation shall not release Purchaser or Purchaser’s Guarantor from its obligations under this Agreement.

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Section 10.4          Amendments and Waivers. This Agreement may not be amended supplemented or otherwise modified except by an instrument in writing signed on behalf of each of the Parties. Any Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto or (iii) waive compliance with any of the agreements of any other Party or conditions to any such Party’s obligations contained herein. Any such extension or waiver shall be valid only if explicitly set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any waiver of any term, condition, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term, condition, default, misrepresentation, or breach of warranty or covenant hereunder, or a waiver of any other term, condition, default, misrepresentation, or breach of warranty or covenant of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.5          No Third Party Beneficiaries. Except for Section 8.2 and Section 8.3, which are intended to benefit, and to be enforceable by, the indemnified parties specified therein, this Agreement, together with the other Transaction Agreements and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their permitted successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.6          Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder (a) if in writing, (b)(i) when delivered by hand, (ii) one (1) Business Day after deposit with a reliable overnight courier service, or (iii) on the date sent by email transmission (if between 9:00 a.m. and 6:00 p.m. Central Time on a Business Day or if after 6:00 p.m. Central Time or if not on a Business Day, the next Business Day) (provided that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), and (c) shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

if to Purchaser or Purchaser’s Guarantor:

CF Industries East Point, LLC
c/o CF Industries Holdings, Inc.
4 Parkway North
Deerfield, IL 60015-2590
Attention: Christopher Bohn
Email: cbohn@cfindustries.com

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with a copy (which shall not constitute notice) to:

CF Industries East Point, LLC
c/o CF Industries Holdings, Inc.
4 Parkway North
Deerfield, IL 60015-2590
Attention: Douglas Barnard
Email: dbarnard@cfindustries.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate Meagher & Flom LLP
155 North Wacker Drive, Chicago, IL 60606
Attention: Richard C. Witzel, Jr.
Email: richard.witzel@skadden.com

if to Seller or Seller’s Guarantor:

Incitec Pivot Limited

Level 8, 28 Freshwater Place

Southbank, Victoria 3006

Attention: Loretta O’Hanlon

E-mail: Loretta.o’hanlon@incitecpivot.com.au

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:	Ryan Maierson
Lauren Anderson
E-mail:	Ryan.Maierson@lw.com
Lauren.Anderson@lw.com

Section 10.7          Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any Party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by any other Party and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise.

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Section 10.8          Governing Law and Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would require or permit the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware or in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and, in the case of appeals, appropriate appellate courts therefrom), for the purposes of any suit or Proceeding (whether in contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and irrevocably agrees not to commence any suit or Proceeding relating hereto except in such courts); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that it will not bring any action or Proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than the above-named courts; and (iv) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such action or Proceeding (A) is brought in an inconvenient forum, (B) should be transferred or removed to any court other than the above-named courts, (C) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts, or (D) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each of the Parties agrees that a final judgment in any such action or Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably agrees that notice or the service of process, summons, notice or document hand delivered or sent by reliable overnight courier service in any action or Proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 10.6. Seller agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action or Proceeding based thereon. If for any reason such agent shall cease to be available to act as such, Seller agrees to designate a new agent in the United States promptly, on the terms and for the purposes of this Section 10.8, and Seller shall, as soon as practicable thereafter, give notice to Purchaser of such new agent. Nothing herein shall be deemed to limit the ability of any Party to serve any such legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, each Party agrees that a final judgment in any action or Proceeding properly brought pursuant to this section may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

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Section 10.9          Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.10       Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall not be affected impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Purchased Assets be enforceable absent enforceability of the obligation of Purchaser to pay the Purchase Price, and vice versa.

Section 10.11       No Right of Set-Off. Each Party, on its own behalf and on behalf of its Affiliates and their respective successors and permitted assigns, hereby waives any rights of set-off, retention, netting, offset, recoupment, or similar rights that such Party or any of its Affiliates and their respective successors and permitted assigns has or may have with respect to any payments to be made by such Party pursuant to the Transaction Agreements or any other document or instrument delivered by or on behalf of such Party or its Affiliates in connection herewith.

Section 10.12       Counterparts. This Agreement and any agreement or certificate delivered pursuant hereto, or any amendment thereof, may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by email or otherwise) to the other Parties. Signatures to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, transmitted by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures and will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed). No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

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Section 10.13       Seller Guaranty.

(a)            Seller’s Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Purchaser the full, complete and timely payment and performance by Seller when due (whether at Closing, termination pursuant to Article VII or otherwise), as applicable, in accordance with this Agreement and the other Transaction Agreements of each and every obligation, covenant or agreement, and all of the Liabilities, of Seller arising under or in connection with this Agreement and the other Transaction Agreements. In furtherance of the foregoing, Seller’s Guarantor agrees that if Seller shall fail to pay in full or perform when due any of such Seller’s obligations hereunder, Seller’s Guarantor shall promptly upon written notice from Purchaser pay and perform the same, at the place and in the manner specified herein, as if it was the principal obligor (provided that the failure or delay by Purchaser to provide such notice shall not reduce or otherwise extinguish Seller’s Guarantor’s obligations hereunder). The guarantee by Seller’s Guarantor set forth in this Section 10.13 is a continuing and absolute guarantee and will not be discharged, and will remain in full force and effect, until the full payment and performance of each and every obligation, covenant or agreement, and all of the Liabilities, of Seller arising under or in connection with this Agreement and the other Transaction Agreements. This is a guarantee of payment and performance when and as due and not merely of collection.

(b)            Seller’s Guarantor hereby agrees that its obligations and Liabilities under this Section 10.13 shall not be released, diminished, impaired, reduced or adversely affected by, shall remain in full force and effect without regard to, and waives any and all defenses, claims and rights it might otherwise have (now or in the future) with respect to or in connection with (whether or not Seller’s Guarantor has knowledge thereof): (i) any requirement to provide notice or proof of demand, protest, dishonor, non-payment, non-performance, breach or default by Seller (except the written notice required by clause (a) above), (ii) as a result of or in connection with any renewal, extension, increase, modification, alteration, waiver, release, compromise or restructuring of all or any part of the obligations or Liabilities of Seller hereunder or under any other Transaction Agreement, (iii) as a result of or in connection with any change, reorganization, termination, suspension or lapse of corporate existence, structure, ownership or organization of Seller and any corresponding restructuring of the obligations or Liabilities of Seller hereunder or under any Transaction Agreement, (iv) the existence of any claim, set-off or other right that Seller’s Guarantor may have against Seller, Purchaser or any other Person at any time, (v) any full or partial release of Seller’s obligations and Liabilities hereunder or under any other Transaction Agreement, or any part thereof or any settlement, compromise, subordination or discharge thereof, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, such obligations and Liabilities, (vi) any failure, omission or delay in enforcement (by agreement or otherwise), or the stay or enjoining (by court order, operation of law or otherwise) of the exercise of enforcement, of any claim or demand or any right, power or remedy (whether arising under this Agreement, any other Transaction Agreement, at law, in equity, or otherwise) with respect to the Seller’s obligations and Liabilities hereunder or under any other Transaction Agreement or any guarantee or surety obligation relating thereto, (vii) the validity or enforceability of any provision of this Agreement, any other Transaction Agreement, Seller’s obligations and Liabilities hereunder or thereunder, or any guarantee, surety obligation or right of offset with respect thereto at any time or from time to time held by Seller’s Guarantor or (viii) any other circumstances whatsoever which may or might in any manner, or to any extent, vary the risk of Seller’s Guarantor as an obligor in respect of the obligations or Liabilities of Seller hereunder or under any Transaction Agreements or which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller or Seller’s Guarantor for such obligations and Liabilities, whether in an insolvency or liquidation proceeding or any other instance, and any other defenses or rights available to a guarantor, primary obligor or other surety (other than payment and performance in full of Seller’s obligations and Liabilities hereunder and under the other Transaction Agreements), including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction or usury.

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(c)            Seller’s Guarantor’s obligations and Liabilities under this Section 10.13 shall in no way be impaired, affected, reduced or released by reason of the failure or delay by Purchaser or any other Person in pursuing any remedies or recourse against Seller, and Purchaser shall not be required, in order to enforce the obligations and Liabilities of Seller’s Guarantor under this Section 10.13 to (i) collect from or otherwise first institute suit or exhaust its remedies against Seller or any other Person, (ii) join Seller or any other Person in any action seeking to enforce this Agreement or any other Transaction Agreement, (iii) resort to any other means of obtaining payment or performance of the obligations and Liabilities of Seller hereunder or under any other Transaction Agreement or (iv) take any action to reduce, collect or enforce the obligations and Liabilities of Seller when due or required to be performed under this Agreement or any other Transaction Agreement, as applicable.

(d)            Notwithstanding anything to the contrary in this Section 10.13, Seller’s Guarantor shall have and may assert against any of its obligations or Liabilities under this Section 10.13, and Seller’s Guarantor’s obligations and Liabilities under this Section 10.13 shall be subject to, any claim, right, power, remedy or defense of any kind that Seller may have or may assert under this Agreement or any other Transaction Agreement, as applicable, other than: (i) lack of validity or enforceability of this Agreement or any other applicable Transaction Agreement against Seller arising from Seller’s defective formation or incorporation or lack of qualification to do business in any applicable jurisdiction, (ii) Seller’s lack of corporate, partnership or company authority to enter into or perform this Agreement, any other Transaction Agreement or the due execution and delivery thereto or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership or other reorganization of Seller, and any defenses arising from the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Seller or any other Person or the marshaling of assets and Liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting Seller or any other Person or any of their respective assets.

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(e)            Seller’s Guarantor shall be subrogated to all rights of Purchaser against Seller in respect of any amounts paid by Seller’s Guarantor pursuant to the provisions of this Section 10.13; provided, however, that Seller’s Guarantor hereby postpones all rights of subrogation, reimbursement, indemnity and recourse (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or otherwise) until such a time as the obligations or Liabilities of Seller under this Agreement and any other Transaction Agreement are paid, performed or otherwise satisfied in full. Purchaser shall have no duty whatsoever to warrant, ensure or protect any such right of subrogation.

(f)             Unless so terminated earlier, the guarantee by Seller’s Guarantor set forth in this Section 10.13 shall immediately and automatically terminate upon the full payment and performance of all obligations and Liabilities required to be paid and performed by Seller pursuant to the terms of this Agreement and the other Transaction Agreements; provided, however, that in the event that any payment to Purchaser in respect of the obligations and Liabilities guaranteed by Seller’s Guarantor pursuant to this Section 10.13 is forfeited, reclaimed, rescinded or must otherwise be returned for any reason whatsoever, Seller’s Guarantor shall remain liable under this Section 10.13 with respect to such payment as if such payment had not been made.

Section 10.14       Purchaser Guaranty.

(a)            Purchaser’s Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Seller the full, complete and timely payment and performance by Purchaser when due (whether at Closing, termination pursuant to Article VII or otherwise), as applicable, in accordance with this Agreement and the other Transaction Agreements of each and every obligation, covenant or agreement, and all of the Liabilities, of Purchaser arising under or in connection with this Agreement and the other Transaction Agreements. In furtherance of the foregoing, Purchaser’s Guarantor agrees that if Purchaser shall fail to pay in full or perform when due any of such Purchaser’s obligations hereunder, Purchaser’s Guarantor shall promptly upon written notice from Seller pay and perform the same, at the place and in the manner specified herein, as if it was the principal obligor (provided that the failure or delay by Seller to provide such notice shall not reduce or otherwise extinguish Purchaser’s Guarantor’s obligations hereunder). The guarantee by Purchaser’s Guarantor set forth in this Section 10.14 is a continuing and absolute guarantee and will not be discharged, and will remain in full force and effect, until the full payment and performance of each and every obligation, covenant or agreement, and all of the Liabilities, of Purchaser arising under or in connection with this Agreement and the other Transaction Agreements. This is a guarantee of payment and performance when and as due and not merely of collection.

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(b)            Purchaser’s Guarantor hereby agrees that its obligations and Liabilities under this Section 10.14 shall not be released, diminished, impaired, reduced or adversely affected by, shall remain in full force and effect without regard to, and waives any and all defenses, claims and rights it might otherwise have (now or in the future) with respect to or in connection with (whether or not Purchaser’s Guarantor has knowledge thereof): (i) any requirement to provide notice or proof of demand, protest, dishonor, non-payment, non-performance, breach or default by Purchaser (except the written notice required by clause (a) above), (ii) as a result of or in connection with any renewal, extension, increase, modification, alteration, waiver, release, compromise or restructuring of all or any part of the obligations or Liabilities of Purchaser hereunder or under any other Transaction Agreement, (iii) as a result of or in connection with any change, reorganization, termination, suspension or lapse of corporate existence, structure, ownership or organization of Purchaser and any corresponding restructuring of the obligations or Liabilities of Purchaser hereunder or under any Transaction Agreement, (iv) the existence of any claim, set-off or other right that Purchaser’s Guarantor may have against Purchaser, Seller or any other Person at any time, (v) any full or partial release of Purchaser’s obligations and Liabilities hereunder or under any other Transaction Agreement, or any part thereof or any settlement, compromise, subordination or discharge thereof, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, such obligations and Liabilities, (vi) any failure, omission or delay in enforcement (by agreement or otherwise), or the stay or enjoining (by court order, operation of law or otherwise) of the exercise of enforcement, of any claim or demand or any right, power or remedy (whether arising under this Agreement, any other Transaction Agreement, at law, in equity, or otherwise) with respect to Purchaser’s obligations and Liabilities hereunder or under any other Transaction Agreement or any guarantee or surety obligation relating thereto, (vii) the validity or enforceability of any provision of this Agreement, any other Transaction Agreement, Purchaser’s obligations and Liabilities hereunder or thereunder, or any guarantee, surety obligation or right of offset with respect thereto at any time or from time to time held by Purchaser’s Guarantor, (viii) any assignment of all or any portion of the Purchaser’s rights under this Agreement, or any delegation of all or any portion of the Purchaser’s obligations under this Agreement to any other Person or (ix) any other circumstances whatsoever which may or might in any manner, or to any extent, vary the risk of Purchaser’s Guarantor as an obligor in respect of the obligations or Liabilities of Purchaser hereunder or under any Transaction Agreements or which constitutes, or might be construed to constitute, an equitable or legal discharge of Purchaser or Purchaser’s Guarantor for such obligations and Liabilities, whether in an insolvency or liquidation proceeding or any other instance, and any other defenses or rights available to a guarantor, primary obligor or other surety (other than payment and performance in full of Purchaser’s obligations and Liabilities hereunder and under the other Transaction Agreements), including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction or usury.

(c)            Purchaser’s Guarantor’s obligations and Liabilities under this Section 10.14 shall in no way be impaired, affected, reduced or released by reason of the failure or delay by Seller or any other Person in pursuing any remedies or recourse against Purchaser, and Seller shall not be required, in order to enforce the obligations and Liabilities of Purchaser’s Guarantor under this Section 10.14 to (i) collect from or otherwise first institute suit or exhaust its remedies against Purchaser or any other Person, (ii) join Purchaser or any other Person in any action seeking to enforce this Agreement or any other Transaction Agreement, (iii) resort to any other means of obtaining payment or performance of the obligations and Liabilities of Purchaser hereunder or under any other Transaction Agreement or (iv) take any action to reduce, collect or enforce the obligations and Liabilities of Purchaser when due or required to be performed under this Agreement or any other Transaction Agreement, as applicable.

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(d)            Notwithstanding anything to the contrary in this Section 10.14, Purchaser’s Guarantor shall have and may assert against any of its obligations or Liabilities under this Section 10.14, and Purchaser’s Guarantor’s obligations and Liabilities under this Section 10.14 shall be subject to, any claim, right, power, remedy or defense of any kind that Purchaser may have or may assert under this Agreement or any other Transaction Agreement, as applicable, other than: (i) lack of validity or enforceability of this Agreement or any other applicable Transaction Agreement against Purchaser arising from Purchaser’s defective formation or incorporation or lack of qualification to do business in any applicable jurisdiction, (ii) Purchaser’s lack of corporate, partnership or company authority to enter into or perform this Agreement, any other Transaction Agreement or the due execution and delivery thereto or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership or other reorganization of Purchaser, and any defenses arising from the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Purchaser or any other Person or the marshaling of assets and Liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting Purchaser or any other Person or any of their respective assets.

(e)            Purchaser’s Guarantor shall be subrogated to all rights of Seller against Purchaser in respect of any amounts paid by Purchaser’s Guarantor pursuant to the provisions of this Section 10.14; provided, however, that Purchaser’s Guarantor hereby postpones all rights of subrogation, reimbursement, indemnity and recourse (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509, or otherwise) until such a time as the obligations or Liabilities of Purchaser under this Agreement and any other Transaction Agreement are paid, performed or otherwise satisfied in full. The Seller shall have no duty whatsoever to warrant, ensure or protect any such right of subrogation.

(f)             Unless so terminated earlier, the guarantee by Purchaser’s Guarantor set forth in this Section 10.14 shall immediately and automatically terminate upon the full payment and performance of all obligations and Liabilities required to be paid and performed by Purchaser pursuant to the terms of this Agreement and the other Transaction Agreements; provided, however, that in the event that any payment to Seller in respect of the obligations and Liabilities guaranteed by Purchaser’s Guarantor pursuant to this Section 10.14 is forfeited, reclaimed, rescinded or must otherwise be returned for any reason whatsoever, Purchaser’s Guarantor shall remain liable under this Section 10.14 with respect to such payment as if such payment had not been made.

Section 10.15       Certain Post-Closing Agreements. If, after the Closing Date, Purchaser or Seller identifies any asset owned by Seller that is a Purchased Asset and that should have been, but inadvertently was not previously, transferred by Seller to Purchaser, then Seller shall transfer or cause to be transferred such asset to Purchaser or its designee for no additional consideration. If, after the Closing Date, Seller or Purchaser identifies any asset that is an Excluded Asset that should not have been, but inadvertently was previously, transferred by Seller to Purchaser or of which Purchaser is otherwise in possession, then Purchaser shall transfer or cause to be transferred such asset to Seller or its designee for no consideration. Prior to any such transfer, Seller or Purchaser, as applicable, shall, or shall cause its Affiliates to, hold such asset in trust for Purchaser or Seller, as applicable.

[Signature Page Follows.]

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IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the Parties as of the date first written above.

Dyno Nobel Louisiana Ammonia, LLC

By:	/s/ Braden Lusk
Name: Braden Lusk
Title: President, Dyno Nobel Americas

CF Industries East Point, LLC

By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard
Title: Senior Vice President, General Counsel, and Secretary

Incitec Pivot Limited
(solely for purposes of Article X)

By:	/s/ Jeanne Johns
Name: Jeanne Johns
Title: Managing Director & CEO

CF Industries Holdings, Inc.
(solely for purposes of Article X)

By:	/s/ Christopher D. Bohn
Name: Christopher D. Bohn
Title: Senior Vice President and Chief Financial Officer